Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176188

MEMC Electronic Materials, Inc.

Offer to Exchange

$550,000,000 7.750% Senior Notes due 2019

for $550,000,000 7.750% Senior Notes due 2019

that have been registered under the Securities Act of 1933

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange an aggregate principal amount of up to $550,000,000 of our new 7.750% Senior Notes due 2019, which we refer to as the exchange notes, for a like amount of our outstanding 7.750% Senior Notes due 2019, which we refer to as the original notes, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”). The term “notes” refers to, collectively, the original notes and the exchange notes.

Terms of the exchange offer:

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

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The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

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The exchange offer will expire at 5:00 p.m., New York City time, on September 28, 2011, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. You may withdraw any original notes tendered until the expiration of the exchange offer.

The exchange notes will not be listed on any securities exchange.

For a discussion of factors you should consider in determining whether to tender your original notes, see the information under “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2011.

We have not authorized anyone to give any information or to make any representations concerning this exchange offer except that which is in this prospectus, or which is referred to under “Where You Can Find More Information.” If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

This prospectus incorporates by reference important business and financial information about MEMC Electronic Materials, Inc. (the “Company” or “MEMC”) that is not included in or delivered with this prospectus. This information is available without charge to holders of the original notes upon written or oral request to the director of the investor relations department at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376 (telephone (636) 474-5000).

If you would like to request copies of these documents, please do so by September 21, 2011 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy the registration statement, including the attached exhibits, and any reports, proxy statements or other information that we file at the SEC’s public reference room in Washington, D.C. at Room 1580, 100 F Street, N.E., 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

In addition, we make available free of charge through our Internet site (http://www.memc.com) reports we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. Information on our website does not constitute part of this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) or any prospectus supplement to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement, except for any information therein which has been “furnished” rather than “filed” and any sections thereof which project future results or performance, which shall not be incorporated herein.

We incorporate by reference into this prospectus the following documents (SEC File No. 1-13828), which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

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our Definitive Proxy Statement on Schedule 14A related to our Annual Meeting of Shareholders, filed on March 11, 2011 (with respect to information contained in such Definitive Proxy Statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2010 only);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

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our Current Reports on Form 8-K dated January 10, 2011 and February 3, 2011, February 22, 2011, February 23, 2011, February 25, 2011, March 3, 2011, March 9, 2011, March 10, 2011, March 15, 2011, March 24, 2011, March 29, 2011, March 29, 2011, April 29, 2011, May 11, 2011, June 29, 2011, July 6, 2011, August 4, 2011, each of the reports dated August 9, 2011 and Current Report on Form 8-K/A dated January 24, 2011 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

We also incorporate by reference additional documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the consummation of the exchange offer.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling our director of investor relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, Attn: Investor Relations (telephone (636) 474-5000).

In order to obtain timely delivery of any copies of filings requested, please write or call us no later than September 21, 2011, which is five business days before the expiration date of the exchange offer.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference from documents we have filed with the SEC may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding demand and/or pricing of our products or the pricing environment in the future; our statements regarding realization of the benefits of our tax assets; our statements regarding our exposure to indemnification of our solar energy system customers; the timing of reclassification of our currency forward contracts; the appropriateness of our tax positions and the timing of our IRS tax audits; the timing of our various manufacturing ramps; the accounting treatment of our acquisitions; the anticipated growth of our business in 2011; future amendments or termination of our agreements with our long-term solar wafer customers; the nature and extent of tax rebate programs or feed-in-tariffs in the future; the ultimate impact our legal proceedings may have on us; the charges we expect to incur and the savings we expect to realize by our announced restructurings; the anticipated effect of certain accounting pronouncements on our results of operations and financial condition; the classification of our solar energy systems as direct sales, sale-leasebacks or held systems; our expectation that gross profit in the near term should improve based on the curtailment of earthquake related charges; the requirements of and our compliance with the terms governing our indebtedness, including the indenture governing the notes; and our statements regarding our working capital and other capital requirements for the next 12 months.

These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. See “Risk Factors” beginning on page 13 of this prospectus for reference to the factors that could cause actual results to differ materially.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

NON-GAAP FINANCIAL MEASURES

EBITDA (as defined below) and Adjusted EBITDA (as defined below), as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and restructuring and impairment charges, as well as after income from non-controlling interests, solar energy systems development margin on sale leaseback transactions and deferred revenue from solar energy system direct sales. We believe the use of EBITDA and Adjusted EBITDA along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. EBITDA and Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. For a presentation of net income as calculated under GAAP and a reconciliation to Adjusted EBITDA, see “Prospectus Summary–Summary Selected Consolidated Financial Data” in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights significant aspects of our business and this exchange offer, but it does not include all the information you should consider prior to deciding whether to exchange the original notes for the exchange notes. You should read this entire prospectus, including the documents incorporated by reference, the information set forth in “Risk Factors” and our financial statements and related notes, before deciding whether to exchange the original notes for the exchange notes. Unless otherwise indicated, the terms “Company,” “MEMC,” “us,” “we” and “our” refers solely to MEMC Electronic Materials, Inc. and its subsidiaries.

Our Company

We are a global leader in the development, manufacture and sale of silicon wafers and, with the acquisition of Sun Edison LLC (“SunEdison”) in 2009, a major developer and seller of photovoltaic energy. Our products are building blocks for the $1 trillion electronics and the $34 billion solar cell and module markets. Through SunEdison, MEMC is one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. Since January 1, 2010, we have been engaged in three reportable industry segments, including Semiconductor Materials (44% of 2010 revenue), Solar Materials (37% of 2010 revenue) and SunEdison (19% of 2010 revenue).

We have been a leader in the design and development of wafer technologies over the past 50 years. Through our Semiconductor Materials segment, we provide wafers in sizes ranging from 100 millimeters (4 inch) to 300 millimeters (12 inch) as the base material for the production of semiconductor devices. Additionally, through our Solar Materials segment, we sell silicon wafers, primarily 156 millimeter, targeted for solar applications. Depending on market conditions, we may also sell intermediate silicon products such as polysilicon and silane to solar cell manufacturers, flat panel display producers, or other markets. Our SunEdison business segment integrates the design, installation, financing, monitoring, operation and maintenance of solar energy systems in order to provide a comprehensive solar energy services solution. Solar energy systems customers operate in a variety of end markets, including retail, manufacturing, government and utilities. For the 12 months ended December 31, 2010, we generated total GAAP revenue of $2,239 million, GAAP net income of $34.4 million and Adjusted EBITDA of $321.2 million. For a reconciliation of Net Income to Adjusted EBITDA, see “Prospectus Summary—Summary Selected Consolidated Financial Data.”

We have a global presence with approximately 6,500 full time employees and approximately 960 contract or temporary workers worldwide. We have a customer service and support center network in various countries, including in China, France, Germany, Italy, Japan, Malaysia, Singapore, South Korea, Taiwan and the United States for our semiconductor wafer products. To meet our semiconductor wafer customers’ needs worldwide, we have also established a global manufacturing network consisting of nine manufacturing facilities as of June 30, 2011 with an additional solar wafer manufacturing facility in Kuching, Malaysia which is ramping production through 2011. For SunEdison, our objective is to develop solar power generation assets that serve as a cost-effective clean energy alternative to traditional grid-based power in select markets throughout North America, Europe, the Middle East, Korea, Thailand, India, China, and, in the future, other countries in Asia and South America.

Business Segments

Semiconductor Materials Segment

Almost all semiconductor devices are manufactured using silicon wafers. Wafers are becoming increasingly differentiated by specific physical and electrical characteristics such as flatness and defect free, uniform crystal structures. Semiconductor device manufacturers continue to evolve to devices with shrinking geometries with more stringent technical specifications. Wafers required to produce these next generation devices are being developed in larger sizes, with the 300 millimeter wafer now being the primary wafer diameter used today.

We offer wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements. Our wafers vary in size, surface features, composition, purity levels, crystal properties and electrical properties. We provide our customers with a reliable supply of high quality wafers with consistent characteristics.

Our monocrystalline wafers for use in semiconductor applications range in size from 100 millimeters to 300 millimeters and are round in shape for semiconductor customers because of the nature of their processing equipment. Our wafers are used as the starting material for the manufacture of various types of semiconductor devices, including microprocessor, memory, logic and power devices. In turn, these semiconductor devices are used in computers, cellular phones and other mobile electronic devices, automobiles and other consumer and industrial products.

Solar Materials Segment

Our solar wafers are used as the starting material for crystalline solar cells. Customers using crystalline wafers for solar applications utilize wafers that are square or pseudo-square in nature so that they fit optimally into solar modules (panels) and convert energy from the sun into usable electrical energy.

Historically, the vast majority of our wafers for solar applications have been multicrystalline 156 millimeter square wafers. We believe the market for both multicrystalline wafers as well as monocrystalline wafers for solar applications will grow rapidly in the future. We have sold relatively small quantities of monocrystalline wafers for solar applications compared to our sales of multicrystalline wafers. In July 2010, we acquired Solaicx, which has an innovative technology for production of monocrystalline wafers at a multicrystalline cost structure. With the acquisition of Solaicx, we intend to significantly expand our monocrystalline wafer production capacity.

Our SunEdison business drives additional demand in our solar wafer business, providing a pull-through model for our solar wafers and significantly more visibility into end-market developments and demand trends. This improves our ability to maintain appropriate capacity levels in our Solar Materials segment.

SunEdison

Our SunEdison business provides solar energy services that integrate the design, installation, financing, monitoring, operation and maintenance portions of the downstream solar market to provide a more comprehensive service to our customers. As of June 30, 2011, Sun Edison had interconnected over 455 solar power systems representing 317 megawatts (“MW”) of solar energy generating capacity. As of June 30, 2011, SunEdison had 160MW of projects under construction and 2.5 gigawatts (“GW”) in the pipeline. We use the term “pipeline” to refer to solar energy system projects where SunEdison has a signed or awarded power purchase agreement or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed.

We provide our customers with a simplified and economical way to purchase renewable energy by delivering solar power under long-term power purchase arrangements with customers or feed-in tariff arrangements with government entities and utilities. Our customers pay us only for the electricity output generated by the solar energy systems we install on their rooftops or other property, thereby avoiding significant capital outlays. Once installed, our solar energy systems provide energy savings to customers and enable them to hedge a portion of their energy costs against volatile electricity prices by generating electricity during daylight hours when electricity prices are typically highest.

We purchase a variety of solar modules and other system components from multiple suppliers (primarily crystalline silicon but also thin-film). We believe this allows us to optimize system performance, reduce system costs and benefit from the long-term innovation and cost reduction trends of the solar industry.

Our objective is to develop solar power generation assets that serve as a cost-effective clean energy alternative to traditional grid-based power in select markets throughout North America, Europe, the Middle East, Korea, Thailand, India, China and, in the future, other countries in Asia and South America. In the United States, we generally operate solar energy systems after construction pursuant to predefined operations and maintenance agreements. In Europe, we generally sell projects directly to customers after the projects are constructed.

THE EXCHANGE OFFER

On March 10, 2011, we issued $550,000,000 aggregate principal amount of 7.750% Senior Notes due 2019, the original notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to cause the exchange offer to be completed no later than 60 business days from the effectiveness of the exchange offer registration statement, and under certain circumstances, to file a shelf registration statement with respect to the original notes. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer	We are offering to exchange up to $550,000,000 aggregate principal amount of our new 7.750% Senior Notes due 2019, which have been registered under the Securities Act, in exchange for your original notes. The form and terms of these exchange notes are identical in all material respects to the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

To exchange your original notes, you must properly tender them, and we must accept them. We will accept and exchange all original notes that you validly tender and do not validly withdraw prior to the expiration date. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of exchange notes	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•	you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for original notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 28, 2011, unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no interest has been paid, from the date of original issuance of the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Each holder of original notes that wishes to tender their original notes must either:

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complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the original notes), to the exchange agent; or

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if original notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

•	comply with the procedures set forth below under “—Guaranteed Delivery Procedures.”

Holders of original notes that tender original notes in the exchange offer must represent that the following are true:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•	the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing original notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of original notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your original notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Original Notes	If:

•	you beneficially own original notes;

•	those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

•	you wish to tender your original notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures	If you hold original notes in certificated form or if you own original notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those original notes but:

•	your original notes are not immediately available;

•	time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

•	you cannot complete the procedure for book-entry transfer on time,

you may tender your original notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Withdrawal Rights	You may withdraw your tender of original notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Original Notes	As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered original notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated or other damages payable under the registration rights agreement if original notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your original notes or we reject your tender, your original notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the original notes.

Any trading market for the original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Material U.S. Federal Income and Estate Tax Consequences	Your exchange of original notes for exchange notes should not be treated as a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income and Estate Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.

Acceptance of Original Notes and Delivery of Original Notes	We will accept for exchange any and all original notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration date.

Exchange Agent	U.S. Bank, National Association is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

SUMMARY OF TERMS OF EXCHANGE NOTES

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the original notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the original notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the original notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	MEMC Electronic Materials, Inc.

Securities	$550 million in principal amount of 7.750% senior notes due 2019.

Maturity	April 1, 2019.

Interest	Interest on the notes will accrue at a rate of 7.750% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 2011.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Guarantees	With certain exceptions, all of our existing and future domestic restricted subsidiaries will guarantee the notes.

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations. The notes and the guarantees will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness. However, the notes will be effectively subordinated to all borrowings under our revolving credit facility, which is secured by substantially all of our assets. The notes will also be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the notes.

Optional Redemption	The notes will be redeemable, in whole or in part, at any time on or after April 1, 2014 on the redemption dates and at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” In addition we may redeem up to 35% of the notes before April 1, 2014 at a redemption price of 107.750% of the principal amount, plus accrued and unpaid interest and special interest, if any, to the redemption date.

In addition, we may be required to make an offer to purchase the notes upon the sale of certain assets and upon a change of control.

Change of Control	If we experience a change of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest and, under certain circumstances, special interest. For more details, see “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	Incur additional indebtedness;

•	Declare or pay dividends, redeem stock or make other distributions to stockholders;

•	Make investments;

•	Create liens or use assets as security in other transactions;

•	Merge or consolidate or sell, lease, transfer or dispose of substantially all our assets; and

•	Engage in transactions with affiliates.

These restrictive covenants are subject to a number of important qualifications and limitations. See “Description of the Exchange Notes—Certain Covenants.”

Absence of an Established Public Market for the Exchange Notes	The notes will be a new class of securities for which there is currently no market. Although each initial purchaser has informed us that it intends to make a market in the exchange notes, the initial purchasers are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Trustee	U.S. Bank, National Association

Governing Law	The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	See “Risk Factors,” beginning on page 13 of this prospectus and the other information in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth the summary selected consolidated financial data as of and for the periods indicated. We derived the financial data as of and for the periods ended June 30, 2010 and June 30, 2011 from our unaudited consolidated financial statements for the period ended June 30, 2011, which are incorporated by reference in this prospectus, except for the consolidated balance sheet data as of June 30, 2010, which is derived from the financial statements included in our Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2010. Financial data as of and for the three year period ended December 31, 2010 and December 31, 2009 is derived from our audited consolidated financial statements that are incorporated by reference in this prospectus. Financial data as of and for the periods ended December 31, 2006, 2007 and 2008 are derived from the respective consolidated financial statements for those periods, which are not incorporated by reference herein. The summary selected consolidated and interim condensed combined financial data as set forth below are not necessarily indicative of the results of our future operations. The summary selected consolidated financial data is qualified by reference to, and should be read together with, our updated consolidated financial statements, including the related notes thereto as filed in each of the Current Reports on Form 8-K dated August 9, 2011 and incorporated by reference in this prospectus, and our Quarterly Reports on Form 10-Q filed on May 5, 2011 and August 9, 2011, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein all of which are also incorporated by reference in this prospectus.

	Six Months Ended		Year Ended December 31,
	June 30, 2011	June 30, 2010	2010	2009	2008	2007	2006
(In millions, except ratio data)	(unaudited)
Statement of Operations Data:
Net sales
Semiconductor Materials Business	$526.8	$468.9	$992.6	$586.3	$923.1	$1,216.9	$1,180.9
Solar Materials Business	649.4	325.7	826.1	573.5	1,081.4	704.9	359.7
SunEdison	305.3	91.4	420.5	3.8	__	__	__

Total Net Sales	1,481.5	886.0	2,239.2	1,163.6	2,004.5	1,921.8	1,540.6
Cost of Sales	1,186.4	749.8	1,902.1	1,035.5	999.7	921.3	851.6

Gross profit	295.1	136.2	337.1	128.1	1,004.8	1,000.5	689.0
Operating expenses:
Marketing and administration	187.0	134.8	267.0	161.9	106.5	111.3	94.9
Research and development	42.8	22.6	55.6	40.4	40.8	39.3	35.8
Restructuring and impairment costs	13.8	2.7	5.3	53.0	4.3	—	—
Insurance recovery	—	(11.9)	(11.9)	—	—	—	—

Total operating expenses	242.8	148.2	316.0	255.3	151.6	150.6	130.7

Operating income (loss)	51.5	(12.0)	21.1	(127.2)	853.2	849.9	558.3
Non-operating expense (income)
Interest expense	30.2	18.1	29.0	4.0	1.8	1.4	2.4
Interest income	(1.8)	(4.1)	(5.5)	(26.5)	(46.4)	(45.0)	(14.6)
(Increase) decline in fair value of warrant	0.3	12.1	14.0	(5.4)	292.5	(220.8)	(18.9)
Other, net	(17.6)	(6.4)	(3.9)	0.9	20.3	2.5	(1.1)

Total non-operating expense (income)	11.1	19.7	33.6	(27.0)	268.2	(261.9)	(32.2)
Income (loss) before income tax expense and equity in earnings of joint venture	40.4	(31.7)	(12.5)	(100.2)	585.0	1,111.8	590.5
Income tax (benefit) expense	(13.4)	(30.7)	(53.3)	(42.2)	195.4	282.2	214.8

Income (loss) before equity in earnings of joint venture	53.8	(1.0)	40.8	(58.0)	389.6	829.6	375.7
Equity in earnings (loss) of joint venture, net of tax	3.3	7.3	7.2	(11.8)	__	__	__
Net (income) loss attributable to noncontrolling interests	(14.3)	(2.1)	(13.6)	1.5	(2.2)	(3.4)	(6.4)
Net income (loss) attributable to MEMC stockholders	42.8	4.2	34.4	(68.3)	387.4	826.2	369.3

	Six Months Ended		Year Ended December 31,
	June 30, 2011	June 30, 2010	2010	2009	2008	2007	2006
(In millions, except ratio data)	(unaudited)
Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term and long-term investments	855.3	828.8	880.2	1,074.6	1,421.4	1,329.1	588.2
Total assets	5,297.4	3,592.3	4,611.9	3,566.5	2,936.7	2,887.2	1,765.5
Debt (including current portion):
Corporate credit facility	$—	$—	$—	$—	$—	$—	$—
Senior Notes	550.0	—	—	—	—	—	—
Other short-term debt (solar energy systems)	29.0	15.6	33.6	—	—	—	—
Long-term solar energy system financing with recourse	36.6	—	36.7	—	—	—	—
Long-term solar energy system financing and capital lease obligations	686.6	416.0	585.5	386.0	—	—	—
Other long-term debt and capital lease obligations	102.2	27.7	26.9	30.6	32.2	30.9	34.4
Total debt	1,404.4	459.3	682.7	416.6	32.2	30.9	34.4
Total MEMC stockholders’ equity	2,377.8	2,141.9	2,251.7	2,168.6	2,082.0	2,035.0	1,166.9
Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	(26.4)	8.7	$347.6	$33.0	$640.9	$917.2	$527.8
Net cash used in investing activities	(597.3)	(39.2)	(521.8)	(299.8)	(335.4)	(688.9)	(174.2)
Net cash provided by (used in) financing activities	556.2	60.5	243.2	(91.7)	(153.3)	76.9	40.8
Other Financial Data (unaudited):
Net income (loss) attributable to MEMC stockholders	42.8	4.2	$34.4	$(68.3)	$387.4	$826.2	$369.3
+Net interest expense (income)	28.4	14.0	23.5	(22.5)	(44.6)	(43.6)	(12.2)
+Income tax (benefit) expense	(13.4)	(30.7)	(53.3)	(42.2)	195.4	282.2	214.8
+Depreciation and amortization	104.6	76.1	164.8	124.0	104.0	80.7	70.2
EBITDA	162.4	63.6	169.4	(9.0)	642.2	1,145.5	642.1
+Stock-based compensation expense	21.0	29.0	51.6	36.5	28.5	31.1	19.0
+Restructuring and impairment charges(1)	13.8	2.7	5.3	53.0	4.3	__	__
+Cash gain received on financing sale-leasebacks (2)	12.0	4.9	19.5	__	__	__	__
+Margin on solar energy system direct sales (3)	39.1	1.7	61.4	__	__	__	__
+Decline in fair value of warrant (4)	0.3	12.1	14.0	(5.4)	292.5	(220.8)	(18.9)
Adjusted EBITDA	$248.6	$114.0	$321.2	$75.1	$967.5	$955.8	$642.2
Long-term debt and capital lease obligations (excluding non-guaranteed solar energy system financing and capital lease obligations)	688.8	27.7	$63.6	$30.6	$32.2	$30.9	$34.4
Ratio of long-term debt and capital lease obligations (excluding solar energy system financing and capital lease obligations) to adjusted EBITDA	2.77	0.24	0.20	0.41	0.03	0.03	0.05
Capital expenditures	$308.1	$141.1	$352.0	$225.4	$303.6	$276.4	$148.4
Construction of solar energy systems	$226.7	$111.7	$280.1	$28.0	—	—	—

(1)	In order to better align manufacturing capabilities to projected demand, MEMC committed to workforce reductions during the second quarter of 2008 and again in the first and second quarters of 2009 related to the Semiconductor Materials segment. The restructuring charges include severance and other related costs, as well as, impairment charges of $24.6 million on the related long-lived manufacturing asset groups for the fiscal year ended December 31, 2009.
(2)	This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. The adjustment includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This will be recognized under GAAP upon termination of the related lease.

(3)	Represents adjustment to revenue in our Solar Energy segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. This also includes adjustments to revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.
(4)	The adjustment is done to exclude the non-cash, mark to market impacts of a warrant we received in conjunction with a long-term supply agreement. MEMC received this fully vested, non-forfeitable warrant to purchase common shares of Suntech Power Holdings. The warrant becomes exercisable over a five year period (20% annually) beginning January 1, 2008 and has a five year exercise period from the date each tranche becomes exercisable.

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2011	Twelve Months Ended December 31,
		2010		2009		2008	2007	2006
Ratio of earnings to fixed charges	1.9	(A	)	(B	)	130.8	272.0	121.4

(A)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2010. Earnings were insufficient to cover fixed charges by $17.3 million.
(B)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2009. Earnings were insufficient to cover fixed charges by $100.5 million.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, equity in earnings or loss of joint venture, and noncontrolling interests, plus fixed charges and amortization of capitalized interest. From that total, capitalized interest and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges is subtracted. Fixed charges consist of interest expensed (which includes amortization of debt issuance costs) and capitalized, plus the portion of rent expense under operating leases deemed to be representative of the interest factor. Management calculates the interest component of rental expense as one-third of total rent expense.

As of the date of this prospectus, we have no preferred stock outstanding.

RISK FACTORS

You should carefully consider each of the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein) and all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer described in this prospectus. Some of the following risks relate principally to your participation or failure to participate in the exchange offer and ownership of our exchange notes. Other risks relate principally to our business in general and the industry in which we operate. Our business, financial condition or results of operations could be materially adversely affected due to any of these risks.

Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your original notes.

We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the original notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your original notes in the exchange offer, you will lose your right to have the original notes registered under the Securities Act, subject to certain limitations. If you continue to hold original notes after the exchange offer, you may be unable to sell the original notes. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.

There is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your original notes or they will not be exchanged.

The exchange notes will be issued in exchange for the original notes only after timely receipt by the exchange agent of the original notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of original notes for exchange.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

In addition, if you tender your original notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer that receives exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

Risks Related to Our Business

Our Solar Materials and SunEdison businesses depend on the solar industry, which is driven largely by availability and size of government and economic incentives which could be reduced or eliminated, resulting in decreased demand for our solar wafers and SunEdison’s services, which could have significant negative effects on our business, financial condition or results of operations.

Today’s solar industry demand continues to be mainly driven by the availability and size of government and economic incentives related to the use of solar power, because today the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, government bodies in many countries, most notably Germany, Italy, Spain and Japan, have historically provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. In addition, we rely upon income tax credits and up front grants in the United States for solar energy systems. Most countries have continued to regularly reduce the rates paid to solar power system owners for generating electricity under their respective feed-in-tariff programs, and these regular, scheduled reductions in feed-in tariff rates are expected to continue. These government economic incentives could be further reduced or eliminated altogether, especially in light of ongoing worldwide economic troubles and slow recovery. In addition, some of these solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Finally, some countries could alter their programs retroactively which would impact our systems currently in place. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for our wafers, our customers’ products and our solar energy systems, which could have a material adverse effect on our business, financial condition or results of operations.

Our Solar Materials business has experienced a decline in prices which could have a material adverse effect on our business, financial condition or results in operations.

According to independent sources, industry-wide wafer pricing fell approximately 40% during the second quarter of 2011. When selling prices decline, our net sales and gross profit also decline unless we are able to sell more products or reduce the cost to manufacture our products. Such declining prices could negatively impact our revenues, gross profit and financial results, and if the selling prices for our products continue to decline, our operating results could be materially adversely affected.

Our Semiconductor Materials business segment depends on the semiconductor device industry, and if that industry experiences a downturn, our sales could decrease and we could be forced to reduce our prices while maintaining fixed costs, all of which could have significant negative effects on our operating results and financial condition.

Our Semiconductor Materials business depends in large part upon the market demand for our customers’ semiconductor devices that are utilized in electronics applications. The semiconductor device industry experiences:

•	rapid technological change;

•	product obsolescence;

•	changes in product mix;

•	price erosion; and

•	fluctuations in product supply and demand, some of which fluctuations can be severe.

From time to time, the semiconductor device industry has experienced significant downturns. These downturns often occur in connection with declines in general economic conditions. Some of these downturns have lasted for more than a year and have resulted in a substantial decrease in demand for our products. If the semiconductor device industry experiences future downturns, we will face pressure to reduce prices and we may need to further rationalize capacity and reduce fixed costs. If we are unable to reduce our expenses sufficiently to offset reductions in price and volume, our operating results and financial condition will be materially adversely affected.

An excess of polysilicon supply and increased use of thin-film technologies could adversely affect sales of our solar wafers, forcing us to reduce prices in order to maintain or gain market share, which could have a material adverse effect on our business, financial condition or results of operations.

In the past few years, a large number of companies have announced plans to produce polysilicon. In addition, in part due to the lack of available polysilicon supply occurring in 2005 through 2007, a number of companies began manufacturing thin-film solar modules, which are intended to obviate the need for crystalline-based solar wafers of the type sold by us. Both new available polysilicon supply and the increased use of thin-film solar technologies by our customers or other solar cell and module companies could lead to an excess supply of available material. In the event of polysilicon oversupply, we may need to reduce our prices on solar wafers to retain or gain market share. In the past we have agreed to price reductions with some of our customers, including customers with whom we have long term supply agreements, and we may need to do so again in the future, which could have a material adverse effect on our business, financial condition or results of operations.

Our SunEdison business is seasonal, which could have a material adverse effect on our business, financial condition, results of operations or the market price of our common stock.

Our quarterly results of operations fluctuate significantly based on the timing of SunEdison projects. Our SunEdison business is seasonal, with a significant portion of revenues recognized during the fourth quarter of each year. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems may be concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff and the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons.

In 2010, our SunEdison net sales for the fourth quarter accounted for approximately 73% of the total SunEdison segment net sales during 2010. In the future, if SunEdison’s net sales in the second half of the year are lower than expected, our operating results would be adversely affected, and it could have a disproportionately large impact on our annual operating results and the market price for our common stock.

Existing regulations and policies governing the electric utility industry, as well as changes to these regulations and policies, may adversely affect demand for our Solar Materials and SunEdison products and services and materially adversely affect our business, financial condition and results of operations.

The market for electricity generation is heavily influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by public utility commissions and electric utilities. These regulations and policies govern, among other matters, electricity pricing and the technical interconnection of distributed electricity generation to the grid. The regulations and policies also regulate net metering, which relates to the ability to offset utility-generated electricity consumption by feeding electricity produced by renewable energy sources, such as solar energy, back into the grid. Utility customer purchases of alternative energy, including solar energy, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar energy systems and solar wafers. Changes in consumer electricity tariffs or peak hour pricing policies of utilities, including the introduction of fixed price policies, could also reduce or eliminate the cost savings derived from solar energy systems and, as a result, reduce our customer demand for our systems.

If we are unable to enter into new financing agreements when needed, or upon desirable terms, for the construction and installation of our solar energy systems, or if any of our current financing partners discontinue or materially change the financing of our systems, we may be unable to finance our projects or our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.

We typically rely on credit facilities and working capital to fund the up-front costs associated with the design, construction and installation of our solar energy systems and the purchase of components, such as solar modules and inverters, for our systems. In addition, we secure long-term financing upon completion of our solar energy systems for those systems we retain and use the proceeds to refinance the debt incurred for the design, construction and installation of the solar energy systems, as well as to generate profits and cash-flow for our business. Without access to sufficient and appropriate financing, or if that financing is not available at desirable rates or on terms we deem appropriate, we would be unable to grow our SunEdison business by increasing the number of solar energy systems we are simultaneously developing. Additionally, we are exposed to interest rate risk, and an increase in interest rates could make it difficult to obtain the financing necessary for completion of our solar energy systems and could lower our return on investment on our solar energy systems. Our ability to obtain additional financing in the future depends on banks’ and other financing sources’ continued confidence in our business model and the renewable energy industry as a whole. Solar energy has yet to reach widespread market penetration and is highly dependent on continued support in the form of performance-based incentives, rebates, tax credits, feed-in tariffs and other incentives from federal, state and foreign governments. If this support were to dissipate, our ability to obtain external financing on acceptable terms, or at all, could be materially adversely affected. While we have substantial solar financing available to us, our current cash and financing sources may be inadequate to support the anticipated growth in our business plans. In addition, we do not have any dedicated financing in some of our emerging and international markets, and obtaining financing in these new markets could present unforeseen challenges. Our failure to obtain necessary financing to fund our operations would materially adversely affect our business, financial condition and results of operations.

To date we have obtained financing for our SunEdison business from a limited number of financial institutions. If any of these financial institutions decided not to continue financing our solar energy systems, or materially changed the terms under which they are willing to provide financing, we could be required to identify a new financial institution and negotiate new financing documentation. The process of identifying a new financing partner and agreeing on all relevant business and legal terms could be lengthy and could require us to reduce the rate of the growth of our business until such new financing arrangements were in place. In addition, we cannot assure you that the terms of the financing provided by a new financial institution would compare favorably with the terms available from our current financing partners. Our inability to secure financing could lead to cancelled projects, or reduced deal flow or we could be forced to finance the construction and installation of solar energy systems ourselves. In any such case, our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.

If we fail to meet changing customer demands, we may lose customers and our sales could suffer.

The industries in which we operate change rapidly. Changes in our customers’ requirements result in new and more demanding technologies, product specifications and sizes, and manufacturing processes. Our ability to remain competitive will depend upon our ability to develop technologically advanced products and processes. We must continue to meet the increasingly demanding requirements of our customers on a cost-effective basis.

As a result, we expect to continue to make significant investments in research and development and equipment. We cannot be certain that we will be able to successfully introduce, market and cost-effectively manufacture any new products, or that we will be able to develop new or enhanced products and processes that satisfy customer needs or achieve market acceptance.

Our dependence on single and limited source suppliers and subcontractors in our Semiconductor and Solar Materials businesses could harm our production output and adversely affect our manufacturing throughput and yield, which could also have a material adverse effect on our business, financial condition or results of operations.

We obtain several raw materials, equipment, parts and supplies from sole suppliers. Likewise, we obtain all of our requirements for granular polysilicon from our facility in Pasadena, Texas. This dependence could have a material adverse effect on our business, financial condition or results of operations. In the case of granular polysilicon, although we believe that we could substitute chunk polysilicon for granular polysilicon, we cannot predict whether this substitution would be successful or how long the related customer qualification process would take. In addition, with any material, unplanned change to increased use of chunk polysilicon as a substitute for granular polysilicon, our manufacturing process would be interrupted and our manufacturing throughput and yields would be adversely affected. A failure to obtain a new qualification or a decrease in our manufacturing throughput or yields could have a material adverse effect on our business, financial condition or results of operations.

From time to time we have experienced limited supplies of certain raw materials, equipment, parts and supplies, particularly polysilicon. We may experience shortages of our key raw materials, equipment, parts and supplies in the future. A prolonged inability to manufacture or obtain raw materials, equipment, parts or supplies, or increases in prices resulting from shortages of these critical materials could have a material adverse effect on our business, financial condition or results of operations.

In addition, we often contract with subcontractors that convert our polysilicon into solar wafers which we, in turn, sell to our customers. When wafer pricing increases and/or when capacity tightens, as it did in the first half of 2010, we are forced to accept higher prices and higher payment terms than we would accept in a more normalized supply-demand environment. These factors, which are often outside our control, could also have a material adverse effect on our business, financial condition or results of operations.

We are currently dependent on a limited number of third-party suppliers for certain components for our solar energy systems. We also rely on third-party subcontractors to construct and install our solar energy systems, which could result in sales and installation delays, cancellations, liquidated damages and loss of market share for our SunEdison business.

We rely on a limited number of third-party suppliers for certain components for our solar power systems, such as modules and inverters. If we fail to develop or maintain our relationships with these suppliers, we may be unable to install our solar power systems on time, or only at a higher cost or after a long delay, which could prevent us from delivering our solar power systems to our customers within required time frames. To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, could impair our ability to install solar power systems or may increase our costs.

We utilize and rely on third-party subcontractors to construct and install our solar energy systems throughout the world. If our subcontractors do not satisfy their obligations or do not perform work that meets our quality standards or if there is a shortage of third-party subcontractors or labor strikes that interfere with our subcontractors’ ability to complete their work on time and/or on budget, we could experience significant delays in our construction operations, which could have a material adverse effect on our reputation and/or our ability to grow our SunEdison business.

Significant payments required from us under take-or-pay contracts could have a material adverse effect on our business, financial condition or results of operations.

We have long term annual take-or-pay contracts with certain suppliers of precursor raw materials and solar wafers. If we fail to take the required annual amounts under those contracts, we are required to make payments to the supplier and those payments could be significant. In January 2010, we made a payment of $15.9 million for a 2009 purchase shortfall. We made another payment to this supplier in January 2011 of $5.8 million related to a 2010 purchase shortfall of precursor raw materials. These payments, if required in future years, could have a material adverse effect on our business, financial condition or results of operations.

If we do not continue to reduce our manufacturing costs and operating expenses, we may not be able to compete effectively in the semiconductor and solar wafer industries.

The success of our Semiconductor Materials and Solar Materials businesses depends, in part, on our continuous reduction of manufacturing costs and leveraging of operating expenses. If we are not able to reduce our manufacturing costs and leverage our operating expenses sufficiently to offset future price erosion, our operating results will be adversely affected. We cannot assure you that we will be able to continue to reduce our manufacturing costs and leverage our operating expenses. Moreover, any future reduction of headcount or closure of one or more of our manufacturing facilities may adversely affect our ability to manufacture wafers in required volumes to meet customer demand and may result in other production disruptions, or could require us to take an excess capacity or impairment charge, which could have an adverse effect on our operating results. In our Solar Materials business, cost reductions on balance of system costs are critical to our success in the downstream solar market.

Our expansion of manufacturing volume and capacity at other locations, and relocation of certain U.S. manufacturing operations to our new Ipoh, Malaysia facility, present business risks which could materially adversely affect our results of operations.

We have invested significantly, and are continuing to invest, in: expanding our polysilicon production capacity and our 300 millimeter production capacity; bringing our own solar wafer (156 millimeter) manufacturing facility in Kuching, Malaysia online in early 2011; investing in our joint venture with Samsung Fine Chemicals to produce high purity polysilicon; and relocating certain Semiconductor Materials manufacturing capacity to Ipoh, Malaysia. Expansion of 300 millimeter and 156 millimeter wafer manufacturing production capacity, startup of our Ipoh, Malaysia semiconductor manufacturing facility, starting our own solar wafering facility, ramping production of our monocrystalline wafering facility in Portland, Oregon, startup of our joint venture with Samsung Fine Chemicals and expansion of our Merano, Italy polysilicon facility are all subject to risks such as: availability of capital equipment; delays in construction or installation and related technical difficulties in ramping such new capacity to significant production levels; availability of additional precursor raw materials; timing of production ramp; and qualification of new facilities for new and existing customers. The expansion of our 156 millimeter solar wafer manufacturing is also subject to additional risks, including: refining and adapting our manufacturing technologies to customer requirements; identifying and managing our qualified subcontractors to manufacture 156 millimeter wafers while we build and ramp our own solar wafer manufacturing facility; and establishing and maintaining sufficient internal research and development, marketing, sales, production and customer service infrastructure to support this effort.

In order to succeed in these planned expansions and relocations, and increased quantities of wafer deliveries, we will need to devote capital expenditures as well as the investment of management time and related resources to successfully execute these planned expansions and relocations. This could disrupt our existing business, affect our operating results and distract our management team. We cannot assure you that we will be able to successfully reach our production, timing and cost goals for our planned expansions and relocations as customer specifications and demand evolve. Use of capital and management resources that otherwise would have been made available to expand other parts of our business could have material adverse consequences on our results of operations if we fail to manage these expansions and relocations successfully.

If we fail to adequately manage our planned growth, our business, financial condition and results of operations could be materially adversely affected.

We expect our business, operations and number of employees to grow significantly over the next year. We expect that our growth will place significant stress on our operations, management, employee base and ability to meet capital requirements sufficient to support our growth over the next 12 months. Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

Large scale solar projects in our SunEdison segment involve concentrated project development risks that may cause significant changes in our financial results.

SunEdison has recently focused on developing large solar projects involving significantly greater megawatt production than previous projects. These larger projects may create new operating and financial risks, as well as concentrate project development risks otherwise described in these risk factors. The effect of recognizing GAAP revenue on the sale of a larger project, including through percentage of completion accounting for certain projects, or the failure to recognize GAAP revenue as anticipated in a given reporting period because a project is not yet completed or sold under applicable accounting rules by period end, may materially impact our quarterly or annual financial results. These projects may give rise to significant capital commitments which could materially affect cash flow. In addition, if construction, module delivery, financing, warranty or operational issues arise on a larger project, such issues could have a material impact on our GAAP financial results. Finally, SunEdison has not historically built a large number of such large scale projects, including multiple large scale projects in different markets, and the management of such projects represents a new test of SunEdison’s internal processes, external construction management, capital commitment process, project finance infrastructure and financing ability. The inability to successfully manage these large scale projects could materially adversely affect our results of operations.

SunEdison’s business presents significant new challenges for us and we cannot be certain that we can meet those challenges to successfully develop our solar power projects and energy services business.

There are significant risks related to the development of solar power plants, including high initial capital expenditure costs to develop and construct functional power plant facilities and the related need for related construction capital, the availability of favorable government tax and other incentives, the high cost and potential regulatory and technical difficulties in integrating into new markets, an often limited or unstable marketplace, competition from other sources of electric power, regulatory difficulties including obtaining necessary permits, difficulties in negotiating power purchase agreements with potential customers, educating the market regarding the reliability and benefits of solar energy products and services, costs associated with environmental regulatory compliance, and competing with larger, more established solar energy companies and utilities. We cannot assure you that we will be able to overcome these risks as we develop our solar power projects and energy services business.

With the acquisition of SunEdison, although SunEdison is a purchaser of solar modules from certain of our customers, some of the customers for our solar wafers that also develop solar power projects could decide that they will reduce or discontinue their purchase of wafers from us. Such a reduction or cessation of purchases could have a material adverse effect on our business, results of operations or financial condition.

We anticipate that the SunEdison business will continue to require significant amounts of working capital and other capital. We cannot assure you that the SunEdison business will produce sufficient margins to support the capital required. Historically, and in 2010, the SunEdison business has generated losses as SunEdison has ramped up its operations.

The accounting treatment for many aspects of our SunEdison business is complex and any changes to the accounting interpretations or accounting rules governing our SunEdison business could have a material adverse affect on our GAAP reported results of operations and financial results.

The accounting treatment for many aspects of our SunEdison business is complex and our future results could be adversely affected by changes in the accounting treatment applicable to our SunEdison business. In particular, any changes to the accounting rules regarding the following matters may require us to change the manner in which we operate and finance our SunEdison business:

•	the classification of our sale-leaseback transactions as operating, capital or real estate financing transactions;

•	revenue recognition and related timing;

•	intracompany contracts;

•	operation and maintenance contracts;

•	joint venture accounting, including the consolidation of joint venture entities and the inclusion or exclusion of their assets and liabilities on our balance sheet;

•	long-term vendor agreements; and

•	foreign holding company tax treatment.

Future acquisitions may present other integration challenges.

If we find other appropriate opportunities in the future, we may acquire businesses, products or technologies that we believe are strategic. If we acquire a business, product or technology, the process of integration may produce unforeseen operating difficulties and expenditures, fail to result in expected synergies or other benefits and absorb significant attention of our management that would otherwise be available for the ongoing development of our business.

The loss of one or more of our customers could materially adversely affect our financial condition and results of operations.

Certain of our customers comprise a significant amount of our consolidated revenue. For example, one customer in our Solar Materials business, Suntech Power Holdings, accounted for 12% of our consolidated revenue in 2010, and 23% of our revenue in 2009. Because of the resolution of our prior long-term supply agreement with Suntech (as described below), we expect to derive less revenue from purchases by Suntech in 2011 compared to 2010. One customer in our SunEdison business also accounted for 13% of our consolidated revenue in 2010. Our operating results could materially suffer if we experience a significant reduction in, or loss of, purchases by one or more of these companies or by our other top customers.

Our customers may fail to meet their obligation under long-term supply agreements we have with them, causing us to amend or terminate these agreements, which could negatively impact our financial condition and results of operation.

From time to time, one or more customers with which we have a long-term supply agreement may cease placing orders with us in order to attempt to renegotiate price or other terms under the agreement. For example, in January 2011, Suntech did not make a scheduled increased payment or renew a letter of credit required under our prior agreement with them. In June 2011, we terminated our supply agreement with Suntech, which included a partial payment to resolve the contract.

After terminating the agreement with Suntech, we still have long-term supply agreements with several other customers. We have had to amend two of these agreements to reduce the wafer prices and expect to do the same with other customers. Although the long-term supply agreements with several of these customers are “take or pay contracts,” we cannot assure you that these customers will fulfill their purchase obligations under the agreements. Accordingly, we may need to further amend these or other long-term agreements with our customers in order to reduce prices, make changes to other provisions of the agreements, or terminate the agreements altogether, any of which could negatively impact our financial condition or results of operation.

Additionally, we may be required to stop shipping to customers who fail to meet their obligations under long-term supply agreements. The cessation of shipments to these customers could lead to excess or idle production capacity which, if we were unable to sell the products elsewhere or on similar terms, could adversely affect our results of operations.

We face competition in the industries in which we operate, which could force us to reduce our prices to retain market share or face losing market share and revenues.

We face competition in the semiconductor wafer industry from established manufacturers throughout the world, including Shin-Etsu Handotai, SUMCO, Siltronic, LG Siltron and Covalent. We also face competition in the solar wafer industry from established manufacturers throughout the world, including LDK Solar, Renesola, M. Setek and SAS (Sino American Silicon Products). In addition, vertically integrated solar companies such as GCL Poly, REC Group and LDK Solar, also compete in the solar materials market. We face competition in the solar energy services provider market from SunPower Corporation, First Solar, Inc., Sharp Corporation (Recurrent Energy), Phoenix Solar, Iberdrola Renewable Inc., and JUWI Solar Gmbh. Some of our competitors have substantial financial, technical, engineering and manufacturing resources to develop products that currently, and may, in the future, compete favorably against our products, and some of our competitors in the solar industry may have substantial government-backed financial resources. We expect that our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics, and our failure to compete effectively could have a material adverse effect on our business, financial condition or results of operations. We may need to reduce our prices to respond to aggressive pricing by our competitors to retain or gain market share, which could have a material adverse effect on our business, financial condition or results of operations.

Because we cannot easily transfer production of specific products from one of our manufacturing facilities to another, manufacturing delays or lack of capacity or output at a single facility could result in a loss of product volume in our Semiconductor Materials and Solar Materials businesses.

It typically takes three to nine months for our customers to qualify a manufacturing facility to produce a specific product, but it can take longer depending upon a customer’s requirements and market conditions. Interruption of operations or lack of available additional capacity at any of our primary wafer manufacturing facilities could result in delays or cancellations of shipments of wafers and a loss of product volume. Likewise, interruption of operations at our polysilicon manufacturing facilities in Merano, Italy and Pasadena, Texas could adversely affect our wafer manufacturing throughput and yields and could result in our inability to produce certain qualified wafer products, delays or cancellations of shipments of wafers and a loss of product volume. A number of factors could cause interruptions, including extreme weather conditions, such as hurricanes, which occur in the Pasadena, Texas area, earthquakes, tsunamis, equipment failures, shortages of raw materials or supplies, transportation logistic complications or labor disputes. We have had interruptions of our manufacturing operations for some of these reasons in the past, and could have such interruptions again in the future. Unions represent some of the employees at our wafer facilities in St. Peters, Missouri, Italy and South Korea, and our granular polysilicon facility in Pasadena, Texas. A work stoppage or slow down at any of these facilities could cause interruptions in manufacturing. We cannot be certain that alternate qualified capacity would be available on a timely basis or at all.

Our business may be harmed if we fail to properly protect our intellectual property.

We believe that the success of our business depends in part on our proprietary technology, information, processes and know how. We try to protect our intellectual property rights based on trade secrets and patents as part of our ongoing research, development and manufacturing activities. We cannot be certain, however, that we have adequately protected or will be able to adequately protect our technology, that our competitors will not be able to utilize our existing technology or develop similar technology independently, that the claims allowed with respect to any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights. Moreover, we cannot be certain that our patents provide us with a competitive advantage.

Any litigation in the future to enforce patents issued to us, to protect trade secrets or know how possessed by us or to defend us or to indemnify others against claimed infringement of the rights of others could have a material adverse effect on our business, financial condition and results of operations. From time to time, we receive notices from other companies that allege we may be infringing certain of their patents or other rights. If we are unable to resolve these matters satisfactorily, or to obtain licenses on acceptable terms, we may face litigation, which could have a material adverse effect on us. We are presently involved in a few cases involving allegations of patent infringement by us or by others. Regardless of the validity or successful outcome of any such intellectual property claims, we may need to expend significant time and expense to protect our intellectual property rights or to defend against claims of infringement by third parties, which could have a material adverse effect on us. If we lose any such litigation where we are alleged to infringe the rights of others, we may be required to pay substantial damages, seek licenses from others, or change, or stop manufacturing or selling, some of our products. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings, which require significant attention from our management.

In addition to litigation related to our intellectual property rights, we are a defendant from time to time in other lawsuits and regulatory actions relating to our business, some of which may claim significant damages. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business and financial position, results of operations or cash flows or limit our ability to engage in certain of our business activities. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are often expensive, lengthy, disruptive to normal business operations and require significant attention from our management. We are currently and may be subject in the future to claims in tort or under contracts, lawsuits relating to employment matters, antitrust allegations, securities class action lawsuits, IRS examinations or other lawsuits, regulatory actions or government inquiries and investigations. See Note 25, Notes to Consolidated Financial Statements, included in our Current Report on Form 8-K filed on August 9, 2011, incorporated by reference herein.

Our inability to respond to rapid market changes in the solar energy industry, including identification of new technologies and their inclusion in the services that we offer, will adversely affect our business, financial condition or results of operations.

The solar energy industry is characterized by rapid increases in the diversity and complexity of technologies, products and services. In particular, the ongoing evolution of technological standards requires products with lower costs and improved features, such as more efficiency and higher electricity output. If we fail to identify or obtain access to advances in technologies, we may become less competitive and our business, financial condition or results of operations may be materially adversely affected. In addition, we generally enter into long-term supply contracts and may hold a substantial inventory of solar modules and other related equipment that we utilize to provide our solar energy services. Rapid technological changes could result in components that we are contractually committed to purchase or our inventory becoming partially or entirely obsolete or not cost-effective, which could have a material adverse effect on our business, financial condition and results of operations.

A significant deterioration in the financial performance of the U.S. retail industry could materially adversely affect our SunEdison business, financial condition and results of operations.

The financial performance of our SunEdison business in the United States depends upon the continued viability and financial stability of its retail customers. If the retail industry is materially and adversely affected by an economic downturn, increase in inflation or other factors, one or more of our largest customers could encounter financial difficulty, and possibly, bankruptcy. If one or more of our largest customers were to encounter financial difficulty or declare bankruptcy, they may reduce their power purchase agreement payments to us or stop them altogether. Any interruption or termination in payments by our customers would result in less cash being paid to the special purpose legal entities we establish to finance our projects, which could adversely affect the entities’ ability to make lease payments to the financing parties which are the legal owners of many of our solar energy systems or to pay our lenders in the case of the solar energy systems that we own. In such a case the amount of distributable cash held by the entities would decrease, adversely affecting the cash flows we receive from such entities. In addition, our ability to finance additional new projects with power purchase agreements from such customers would be adversely affected, undermining our ability to grow our business. Any reduction or termination of payments by one or more of our principal customers would have a material adverse effect on our business, financial condition and results of operations.

We are subject to numerous environmental laws and regulations, which could require us to incur environmental liabilities, increase our manufacturing and related compliance costs or otherwise adversely affect our business.

We are subject to a variety of foreign, federal, state and local laws and regulations governing the protection of the environment. These environmental laws and regulations include those relating to the use, storage, handling, discharge, emission, disposal and reporting of toxic, volatile or otherwise hazardous materials used in our manufacturing processes. These materials may have been or could be released into the environment at properties currently or previously owned or operated by us, at other locations during the transport of the materials, or at properties to which we send substances for treatment or disposal. If we were to violate or become liable under environmental laws and regulations or become non-compliant with permits required at some of our facilities, we could be held financially responsible and incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims. Groundwater and/or soil contamination has been detected at four of our facilities. We believe we are taking all necessary remedial steps at these facilities. In addition, if we should decide to close a facility in the future, we could be subject to additional costs related to cleanup and/or remediation of the facility in connection with closing the facility. We do not expect these known conditions to have a material impact on our business. Environmental issues relating to presently known or unknown matters, however, could require additional investigation, assessment or expenditures. In addition, new laws and regulations or stricter enforcement of existing laws and regulations could give rise to additional compliance costs and liabilities.

Although we are not currently regulated as a utility under U.S. federal or state law or the laws and regulations of our foreign markets, we could become regulated as a utility company in the future.

As a solar energy provider, we currently are not regulated under federal law and most state laws as a utility company because we develop solar systems below a certain size threshold, and therefore are not subject to the various federal and state standards, restrictions and regulatory requirements applicable to U.S. utility companies. In the United States, SunEdison obtains federal and state regulatory exemptions by establishing “Qualifying Facility” status with the Federal Energy Regulatory Commission, or FERC, for all of its solar energy projects. Additionally, as SunEdison’s utility-scale business grows to entail sales of electricity from solar energy systems greater than 20 MW, SunEdison will need to seek and obtain standardized “Power Marketer Licenses” from FERC in order to undertake sales of power from such large facilities. In Europe and in Canada, SunEdison and its subsidiaries are also generally subject to the regulations of the relevant energy regulatory agencies applicable to all producers of electricity under the relevant feed-in tariff regulations (including the feed-in tariff rates). We are not currently subject to regulation as a utility in the foreign markets in which we provide our solar energy services. However, our business strategy includes the development of larger solar energy systems in the future, which could change our regulatory position. Any local, state, federal or international regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting the sale of electricity by us. If we were deemed to be subject to the same state, federal or foreign regulatory authorities as utility companies, such as FERC, in the United States or if new regulatory bodies were established to oversee the solar energy industry in the United States or in our foreign markets, then our operating costs would materially increase.

Our brand and reputation are key assets of our business and if our brand or reputation is damaged, our business and results of operations could be materially adversely affected.

We depend significantly on our reputation for high quality semiconductor materials, solar wafers, solar energy systems and the brand name “SunEdison” to retain our current customers and attract new customers and joint venture partners in order to grow our business. If we fail to deliver our products or solar energy systems within the planned timelines, our products and services do not perform as anticipated or if we materially damage any of our clients’ properties, or cancel projects, our brand name and reputation could be significantly impaired, which could materially adversely affect our business and results of operations.

We may fail to realize the benefits of our announced closing and restructurings.

In September 2009, we announced that we have committed to the termination of all crystalline and wafering production at our St. Peters, Missouri and Sherman, Texas plants to transfer certain activities to other locations which are closer to a number of MEMC’s customers in the Asia Pacific region. In 2011, we announced additional restructurings to align certain general and administrative expenses, including relocation of operations and reductions in headcount. We may be unable to achieve the total annualized cost savings and productivity improvements we currently anticipate as part of the termination of employees and operations in these locations. The timing of these facility closings and related cost savings may be delayed due to the demand requirements and customer commitments in the semiconductor industry. Failure to achieve those savings, or delays in realizing the cost savings, could have an adverse effect on our financial results.

We likely need to obtain additional financing to implement our current business plan. The failure to obtain such financing may restrict our ability to grow.

Our current capital and revolving credit facilities are not sufficient to enable us to execute our current business plans which include significant growth. We may not have funds sufficient for additional investments in our business that we might want to undertake. We will require additional capital in the near term, and we continue to look for opportunities to optimize our capital structure. However, in the event we are unable to find additional financing opportunities, we believe we will be able to adjust our operating plans to execute our business plans for at least the next 12 months. We plan to pursue sources of such capital through various financing transactions and arrangements, including debt financing, equity financing, joint venturing of projects or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, or on terms we find attractive, and we may not obtain the capital we require by other means. If we do succeed in raising additional capital, the capital received may not be sufficient to fund our operations going forward without obtaining further, additional capital financing. In addition, debt and possible mezzanine financing may involve a pledge of assets and may be senior to equity holders.

Our ability to obtain needed financing may be impaired by conditions in the capital markets (both generally and in our industries in particular). Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities is insufficient, we may be required to curtail our business plans. However, in the event we are unable to find additional financing opportunities, we believe we will be able to adjust our operating plans.

Because we manufacture and sell a substantial portion of our products outside of the United States, we are subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect our sales and cost of doing business in those regions of the world.

Economic downturns have affected our operating results in the past, and could affect our operating results in the future. Additionally, other factors may have a material adverse effect on our business, financial condition or results of operations in the future, including:

•	the imposition of governmental controls or changes in government regulations, including tax regulations;

•	export license requirements;

•	restrictions on the export of technology;

•	expropriation;

•	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

•	difficulties in enforcing our intellectual property;

•	difficulties in achieving headcount reductions;

•	restrictions on transfers of funds and assets between jurisdictions;

•	geo-political instability; and

•	trade restrictions and changes in tariffs.

We cannot predict whether these economic risks inherent in doing business in foreign countries will have a material adverse effect on our business, financial condition and results of operations in the future.

We currently operate under tax holidays and/or favorable tax incentives and rates in certain foreign jurisdictions. Such tax holidays and incentives often require us to meet certain minimum employment and investment criteria or thresholds in these jurisdictions. We cannot assure you that we will be able to continue to meet these criteria or thresholds, or realize any net tax benefits from these tax holidays or incentives. If any of our tax holidays or incentives are terminated, our results of operations could be materially adversely effected.

We are subject to periodic fluctuations in foreign currency exchange rates which could cause operating results and reported financial results to vary significantly from period to period.

Sales outside of the United States, approximately 89% of all our sales in 2010, expose us to currency exchange rate fluctuations. Our risk exposure from these sales is primarily related to the Euro, Japanese Yen and Korean Won. Because the majority of our sales are denominated in the U.S. Dollar, if one or more competitors sells to our customers in a different currency than the U. S. Dollar, we are subject to the risk that the competitors’ products will be relatively less expensive than our products due to exchange rate effects. For 2010, approximately 88% of our sales were denominated in U.S. Dollars, compared to approximately 84% in 2009.

We recognized net currency losses totaling approximately $0.5 million in 2010, $0.8 million in 2009, and $3.0 million in 2008. We cannot predict whether the foreign currency exchange risks inherent in doing business in foreign countries will have a material adverse effect on our business, financial condition or results of operations in the future.

If we fail to comply with covenants under our credit facilities, the lenders could cause outstanding amounts to become immediately due and payable, and we might not have sufficient funds and assets to pay such loans.

We are party to a $400 million revolving credit facility with Bank of America, N.A. and other lenders named therein. We also are a party to other smaller credit facilities which provide specific funding for our solar energy projects. We may enter into additional facilities in the future to support our growth plan. Our current revolving credit facility contains certain restrictive covenants, and we expect that any future facilities will have similar restrictive covenants, including cross-default provisions affecting other instruments of indebtedness. A continuing violation of any of these covenants, which in our industries could occur in a sudden or sustained downturn, would be deemed an event of default under the facilities provisions. In such event, upon election of the lenders, the loan commitments under the credit facilities would terminate and the loans and accrued interest then outstanding would be due and payable immediately. We may not have sufficient funds and assets to cover any such required payments and may not be able to obtain replacement financing on a timely basis or at all. These events could have a material adverse effect on our business depending on our outstanding balances at that time.

Risks Related to the Notes

Our long-term indebtedness could adversely affect our operations and financial condition.

We may incur a significant amount of indebtedness. As of June 30, 2011, we had approximately $715.6 million of non-recourse long-term debt related to our SunEdison solar energy systems. On March 10, 2011, we issued $550 million of 7.750% Senior Notes due 2019. In addition, our revolving credit agreement allows us to borrow up to $400 million in senior secured indebtedness. As of June 30, 2011, we had no borrowings outstanding under that agreement. Our indebtedness could have important consequences, including but not limited to:

•	limiting our ability to invest operating cash flow in our operations due to debt service requirements;

•	limiting our ability to obtain additional debt or equity financing for working capital expenditures, product development or other general corporate purposes;

•	limiting our operational flexibility due to the covenants contained in our debt agreements;

•	requiring us to dispose of significant assets in order to satisfy our debt service obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business or industry, thereby limiting our ability to compete with companies that are not as highly leveraged; and

•	increasing our vulnerability to economic downturns and changing market conditions.

Our ability to meet our expenses and debt service obligations will depend on the factors described above, as well as our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. We cannot assure you that we will be able to, at any given time, refinance our debt, sell our assets, borrow more money or raise equity on acceptable terms or at all.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our revolving credit facility and the indenture restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of notes could declare all outstanding principal and interest to be due and payable, the lenders under our revolving credit facility could terminate their commitments to loan money, or foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation, in each case, which could result in you losing all or a part of your investment in the notes.

Restrictive covenants in the indenture and our credit agreement may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

The terms of certain of our indebtedness, including our credit facility and the indenture, contain a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we may believe are in our interest. In addition, the indenture related to the notes, among other things, limits our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into certain agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	merge, consolidate or sell substantially all of our assets;

•	make investments; and

•	make certain payments on indebtedness.

You should read the discussions under the headings “Description of the Exchange Notes-Certain Covenants” for further information about these covenants. A breach of the covenants or restrictions under the indenture or the revolving credit facility, could result in a default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event our lenders and noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness.

The restrictions contained in the indenture and the agreements governing our other indebtedness could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

Our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our revolving credit facility are secured by substantially all our assets. If we are declared bankrupt or insolvent, or if we default under our revolving credit facility or the indenture governing the notes, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under our revolving credit facility could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture at such time. Because the notes are not secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

As of June 30, 2011, we had total consolidated indebtedness (calculated in accordance with the indenture), of approximately $1,409.3 million. Of the foregoing debt, approximately $1,404.3 million was secured. $715.6 million of the secured debt was non-recourse debt related to our SunEdison solar energy systems. The subsidiary guarantors had total indebtedness of $4.1 million and the non-guarantor subsidiaries had total indebtedness of $855.2 million (calculated in accordance with the indenture). For further discussion, see “Description of Other Indebtedness.”

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some, but not all, of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture governing the notes permits us, subject to certain covenant limitations, to provide credit support for the obligations of the non-guarantor subsidiaries and such credit support may be effectively senior to our obligations under the notes. Further, the indenture governing the notes allows us to transfer certain assets to the non-guarantor subsidiaries.

As of June 30, 2011, the notes were junior to $855.2 million of indebtedness and other liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 76% of our consolidated revenues in 2010 and held 71% of our consolidated assets as of June 30, 2011. For information regarding our subsidiary guarantors’ financial condition, operations and assets, see footnote 18 to our unaudited interim consolidated financial statements for the quarter ended June 30, 2011 and footnote 24 to our audited annual consolidated financial statements for the fiscal year ended December 31, 2010.

We may be unable to repurchase the notes upon a change of control or asset sale.

Upon the occurrence of specified kinds of change of control events, holders of the notes will have the right to require us to repurchase all or any part of their outstanding notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of repurchase. Similarly, under certain circumstances, we may be required to make an offer to repurchase notes if we make certain asset sales.

However, it is possible that we will not have sufficient funds when required under the indenture to make the required repurchase of the notes. If we fail to repurchase notes in that circumstance, we will be in default under the indenture. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock, membership interests or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all of a portion of the notes held by such holder may be impaired.

The agreements governing our other indebtedness, including future agreements, contain and may contain prohibitions of certain events, including events that would constitute a change of control or an asset sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer or an asset sale offer could cause a default under these other agreements, even if the change of control or asset sale, if applicable, itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer or an asset sale offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

We and our subsidiaries may be able to incur substantially more debt, including secured debt, in the future.

We and our subsidiaries may incur significant additional debt, including secured debt, in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. The additional debt that we and our subsidiaries expect to obtain in the future could intensify the risk that we may not be able to fulfill our obligations under the notes.

Certain covenants contained in the indenture are not applicable during any period in which the notes are rated investment grade.

The indenture governing the notes provides that certain covenants will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on and our restricted subsidiaries’ ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. We cannot assure you that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. See “Description of the Exchange Notes–Certain covenants–Changes in Covenants When Notes Rated Investment Grade.”

If we file a bankruptcy petition, or if a bankruptcy petition is filed against us, you may receive a lesser amount for your claim under the notes than you would have been entitled to receive under the indenture governing the notes.

If we file a bankruptcy petition under the United States Bankruptcy Code after the issuance of the notes, or if such a bankruptcy petition is filed against us, your claim against us for the principal amount of your notes may be limited to an amount equal to the original issue price for the notes. Under these circumstances, you may receive a lesser amount than you would have been entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of such notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the guarantors, as applicable, with a measurably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee, to the extent such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such note guarantee or subordinate the notes or such note guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of notes to repay any amounts received with respect to such note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes; and (iii) equitable subordination is not inconsistent with the provisions of title 11 of the United States Code, as amended.

There is no established trading market for the notes and there is no guarantee that an active trading market for the notes will develop. You may not be able to sell the notes readily or at all or at or above the price that you paid.

There is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the notes. Accordingly, you may be required to bear the financial risk of your notes indefinitely. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete an exchange offer for the notes;

•	the interest of securities dealers in making a market for the notes; and

•	the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Prior to completion of a registered exchange offer for the notes, the notes may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required.

Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the notes.

The future market prices of the notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. Credit ratings are not recommendations to purchase, hold or sell the notes. We cannot assure you that any credit rating agencies that rate the notes will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market price of the notes.

A lowering or withdrawal of the ratings assigned to the notes by rating agencies may increase our future borrowing costs and reduce our access to capital.

The notes will have a non-investment grade rating, and we cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our financial condition or results of operation, so warrant. A lowering or withdrawal of the ratings assigned to the notes by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a material adverse impact on our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the original notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

Selected Financial Data for MEMC

The following table sets forth selected financial data of MEMC. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

	Six Months Ended		Year Ended December 31,
(In millions, except per share and employment data)	June 30, 2011	June 30, 2010	2010[1]	2009[2]	2008	2007	2006
	(unaudited)
Statement of Operations Data:
Net sales	$1,481.5	$886.0	$2,239.2	$1,163.6	$2,004.5	$1,921.8	$1,540.6
Gross profit	295.1	136.2	337.1	128.1	1,004.8	1,000.5	689.0
Marketing and administration	187.0	134.8	267.0	161.9	106.5	111.3	94.9
Research and development	42.8	22.6	55.6	40.4	40.8	39.3	35.8
Restructuring and impairment costs	13.8	2.7	5.3	53.0	4.3	—	—
Insurance recovery	—	(11.9)	(11.9)	—	—	—	—
Operating income (loss)	51.5	(12.0)	21.1	(127.2)	853.2	849.9	558.3
Non-operating expense (income)[3]	11.1	19.7	33.6	(27.0)	268.2	(261.9)	(32.2)
Net income (loss) attributable to MEMC stockholders[4]	42.8	4.2	34.4	(68.3)	387.4	826.2	369.3
Basic (loss) income per share	0.19	0.02	0.15	(0.31)	1.71	3.66	1.66
Diluted (loss) income per share	0.19	0.02	0.15	(0.31)	1.69	3.56	1.61

Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term and long-term investments	855.3	828.8	880.2	1,074.6	1,421.4	1,329.1	588.2
Working capital	684.2	728.9	453.2	740.5	981.6	1,145.3	641.7
Total assets	5,297.4	3,592.3	4,611.9	3,566.5	2,936.7	2,887.2	1,765.5
Long-term debt and capital lease obligations (including current portion)	652.2	27.7	26.9	30.6	32.2	30.9	34.4
Short-term solar energy system financing, long-term solar energy system financing and capital lease obligations (including current portion and consolidated variable interest entities)	725.2	431.6	655.8	386.0	—	—	—
Total MEMC stockholders’ equity	2,377.8	2,141.9	2,251.7	2,168.6	2,082.0	2,035.0	1,166.9

Other Data:
Capital expenditures	308.1	141.1	352.0	225.4	303.6	276.4	148.4
Construction of solar energy systems	226.7	111.7	280.1	28.0	—	—	—
Employees (unaudited)	7,500	5,800	6,500	5,100	4,900	5,400	5,500

[1]

On July 1, 2010, we completed the acquisition of Solaicx. Results of operations subsequent to the acquisition date and Solaicx’s assets as of December 31, 2010 are included in the consolidated financial data above.

[2]

On November 20, 2009, we completed the acquisition of Sun Edison LLC (“SunEdison”). Results of operations subsequent to the acquisition date and SunEdison’s assets as of December 31, 2010 and 2009 are included in the consolidated financial data above.

[3]

(Losses) gains of ($0.3) million, ($12.1) million, ($14.0) million, $5.4 million, ($292.5) million and $220.8 million were recorded to non-operating income (expense) in the six months ended June 30, 2011 and June 30, 2010 and the years ended 2010, 2009, 2008 and 2007, respectively, due to the mark to market adjustment related to a warrant received from a customer.

[4]

Includes net income tax benefit of $15.5 million in 2010 resulting from conclusion of the Internal Revenue Service (“IRS”) examination for the 2007 and 2006 years. Also includes increase in income tax expense of $18.1 million in 2009 related to various cost allocation and taxable income adjustments attributable to our foreign operations and decrease in income tax expense of $29.5 million in 2008 due to the closure of the IRS examination of the 2005 and 2004 years.

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2011	Twelve Months Ended December 31,
		2010		2009		2008	2007	2006
Ratio of earnings to fixed charges	1.9	(A	)	(B	)	130.8	272.0	121.4

(A)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2010. Earnings were insufficient to cover fixed charges by $17.3 million.
(B)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2009. Earnings were insufficient to cover fixed charges by $100.5 million.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, equity in earnings or loss of joint venture, and noncontrolling interests, plus fixed charges and amortization of capitalized interest. From that total, capitalized interest and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges is subtracted. Fixed charges consist of interest expensed (which includes amortization of debt issuance costs) and capitalized, plus the portion of rent expense under operating leases deemed to be representative of the interest factor. Management calculates the interest component of rental expense as one-third of total rent expense.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the original notes with the SEC no later than 180 days after the date of the issuance of the original notes;

•

use all commercially reasonable efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than 270 days after the date of the issuance of the original notes; and

•

commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use all commercially reasonable efforts to issue the exchange notes and complete the exchange offer within 60 business days after the date on which the registration statement is declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If we fail to consummate exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement or if a registration statement is declared effective but does not remain effective for the required period, the annual interest rate on the notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.2 to our Current Report on Form 8-K dated and filed on March 10, 2011, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the original notes; and

•	will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $550,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes. The original notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for original notes properly tendered and accepted, we will issue a like total principal amount of up to $550,000,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about August 29, 2011, to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading “—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of original notes. As of the date of this prospectus, $550,000,000 aggregate principal amount of original notes are outstanding.

Original notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of the original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your original notes or if you tender original notes that we do not accept, your original notes will remain outstanding. Any original notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such original notes. See “Risk Factors—There are significant consequences if you fail to exchange your original notes” for more information regarding original notes outstanding after the exchange offer.

After the expiration date, we will return to the holder any tendered original notes that we did not accept for exchange.

None of us, our board of directors or our management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender.

The expiration date is 5:00 p.m., New York City time, on September 28, 2011, or such later date and time to which we extend the exchange offer.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the original notes;

•	to terminate the exchange offer and not accept any original notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all original notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the original notes disclosing the change and extend the exchange offer.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

Acceptance of Original Notes for Exchange and Issuance of Exchange Notes

As promptly as practicable after the expiration date, we will accept all original notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged original notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered original notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of original notes, letters of transmittal and related documents.

In tendering original notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer original notes;

•	we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the original notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the original notes.

Procedures for Tendering Original Notes

Valid Tender

When the holder of original notes tenders, and we accept, original notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender original notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including original notes), to the exchange agent, U.S. Bank, National Association at the address set forth below under the heading “—Exchange Agent”;

•

if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent”; or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the original notes and the letter of transmittal;

•

the exchange agent must receive a timely confirmation of the book-entry transfer of the original notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own original notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the original notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your original notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all original notes that you hold.

The method of delivery of the certificates for the original notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Book-Entry Transfers

For tenders by book-entry transfer of original notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender original notes. Accordingly, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of original notes to effect delivery of original notes through book-entry transfer at DTC, either:

•

the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender original notes in the exchange offer and (1) the certificates for the original notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the original notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

•	setting forth the name and address of the holder of the original notes being tendered and the amount of the original notes being tendered;

•	stating that the tender is being made; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for the original notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered original notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered original notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of original notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of original notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of MEMC. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering original notes, the holder, other than participating broker-dealers, as defined below, of those original notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•

neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of MEMC.

If any holder or any such other person is an “affiliate” of MEMC or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired original notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the original notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the total principal amount of original notes to be withdrawn;

•	where certificates for original notes are transmitted, list the name of the registered holder of the original notes if different from the person withdrawing the original notes;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged; and

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures original notes to the exchange agent, you must submit the serial numbers of the original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If you tendered original notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, original notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of original notes tendered by book-entry transfer through DTC, the original notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn original notes will be returned to the holder after withdrawal. The original notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn original notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the original notes to be filed and declared effective by the SEC.

Exchange Agent

We appointed U.S. Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

U.S. Bank

Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

Phone 800-934-6802

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of original notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of original notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Original Notes

Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor MEMC is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the confidential offering memorandum dated March 10, 2011 relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of MEMC;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Corporate Credit Facility

On March 23, 2011, we amended and restated our corporate credit facility with Bank of America, N.A. The amended facility now provides for total borrowings of up to $400 million, with the ability to provide for borrowings of up to $550 million in the aggregate (upon terms to be agreed upon by the parties at the time of such request), and has a three year term. The amended and restated facility is secured by substantially all of our assets. Interest on borrowings under the facility will be based on either, at our election, LIBOR plus an initial applicable margin of 2.75% or at a defined prime rate plus an initial applicable margin of 1.75%. The amended facility also provides for us to pay various fees, including a commitment fee of 0.50% on the lenders’ unused commitments. The facility contains covenants which are typical for credit arrangements of this size, including covenants relating to a consolidated interest charge ratio, consolidated leverage ratio, a minimum liquidity ratio and in certain situations, a cross default provision. As of June 30, 2011, we had no borrowings outstanding under this facility. Outstanding third party letters of credit backed by this facility at that date were $90.7 million.

SunEdison Financing

On December 17, 2010, SunEdison entered into a construction financing revolving credit agreement. The agreement provides for a $50.0 million revolving credit facility for construction of solar energy systems and has a term of three years. Interest on borrowings under the agreement will be based on either, at our election, LIBOR plus an applicable margin (currently 4.00%) or at a defined prime rate plus an applicable margin (currently 3.00%). The agreement also provides for us to pay various fees, including a commitment fee (currently 1.00%) on the lenders’ commitments. As of July 31, 2011 there was $14.0 million outstanding on the construction revolver and a maturity of less than six months.

The total necessary capital for our SunEdison business will be directly related to the amount of MW of energy producing assets installed and interconnected. We expect our cash on hand, operating cash flows, future project finance debt, corporate revolving credit facility and current and future non-recourse construction financing will provide sufficient capital to support the construction phase of SunEdison’s current pipeline of projects for 2011 and 2012. We expect our continuing and concerted effort to secure more working capital and permanent sources of non-recourse project capital to generate sufficient resources to support growth of our SunEdison business, but the ultimate rate of growth will be dependent upon the market’s appetite for solar project backed debt, our ability to secure that debt and the rate associated with that debt.

Solar Energy Systems

Our solar energy systems for which we have capital lease and finance obligations are included in separate legal entities. The capital lease and finance obligations have recourse to those entities but, with certain limited exceptions, no recourse to MEMC or SunEdison legal entities.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “MEMC” refers only to MEMC Electronic Materials, Inc. and not to any of its Subsidiaries.

Except as otherwise indicated below, the following summary applies to both the original notes issued March 10, 2011 pursuant to the indenture among us, the Guarantors and U.S. Bank, National Association, as trustee (the “indenture”), and to the exchange notes to be issued in connection with the exchange offer. MEMC will also issue the exchange notes under the indenture. The term “notes” as used in this section means the exchange notes and the original notes, in each case outstanding at any given time and issued under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the exchange notes are the same as the terms of the original notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) the exchange notes will not be entitled to the registration rights that apply to the original notes, and (iv) the exchange notes will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and the registration rights agreement.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The notes:

•	will be general unsecured obligations of MEMC;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of MEMC;

•	will be senior in right of payment to any future subordinated Indebtedness of MEMC; and

•	will be unconditionally guaranteed by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under our credit facility, which is secured by a pledge of substantially all of MEMC’s assets. See “Risk Factors—Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.”

The Note Guarantees

The notes will be guaranteed by each of MEMC’s Domestic Subsidiaries, other than Project Subsidiaries (for so long as they constitute Project Subsidiaries) and Excluded Subsidiaries (for so long as they constitute Excluded Subsidiaries).

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

None of our Foreign Subsidiaries, our Project Subsidiaries (for so long as they constitute Project Subsidiaries), or our Excluded Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of June 30, 2011, the non-guarantor Subsidiaries had $855.2 million of outstanding Indebtedness and $507.4 million of outstanding trade payables. The non-guarantor Subsidiaries generated 79% of our consolidated revenues in the six-month period ended June 30, 2011 and held 71% of our consolidated assets as of June 30, 2011.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

MEMC will exchange up to $550.0 million in aggregate principal amount of notes in this offering. MEMC may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. MEMC will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on April 1, 2019.

Interest on the notes will accrue at the rate of 7.750% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2011. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. MEMC will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to MEMC, MEMC will pay all principal of, premium on, if any, interest and Special Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless MEMC elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders. Payment on Global Notes will be made in accordance with applicable DTC procedures.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. MEMC may change the paying agent or registrar without prior notice to the holders of the notes, and MEMC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. MEMC will not be required to transfer or exchange any note selected for redemption. Also, MEMC will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of MEMC’s current and future Domestic Subsidiaries, other than Project Subsidiaries (for so long as they constitute Project Subsidiaries) and Excluded Subsidiaries (for so long as they constitute Excluded Subsidiaries). The Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than MEMC or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, MEMC and the Guarantors may make dispositions of (i) surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (ii) machinery and equipment from MEMC or a Guarantor to MEMC or a Subsidiary in the ordinary course of business in connection with the management of the manufacturing facilities and operations of MEMC and its Subsidiaries.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) MEMC or a Restricted Subsidiary of MEMC, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) MEMC or a Restricted Subsidiary of MEMC, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of MEMC as a result of the sale or other disposition;

(3)	if MEMC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Project Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to April 1, 2014, MEMC may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 107.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by MEMC; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by MEMC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to April 1, 2014, MEMC may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at MEMC’s option prior to April 1, 2014. MEMC is not prohibited, however, from acquiring the notes in open market or privately negotiated transactions by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

On or after April 1, 2014, MEMC may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	105.813%
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

Unless MEMC defaults in the payment of the redemption price, interest and Special Interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

MEMC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require MEMC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, MEMC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, MEMC will mail a notice to each holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. MEMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, MEMC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, MEMC will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by MEMC.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. MEMC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require MEMC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that MEMC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

MEMC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by MEMC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of MEMC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require MEMC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of MEMC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

MEMC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	MEMC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by MEMC or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on MEMC’s most recent consolidated balance sheet, of MEMC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases MEMC or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by MEMC or any such Restricted Subsidiary from such transferee; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, MEMC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of MEMC;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

provided that, in the case of clauses (2), (3) and (4) above, a binding commitment entered into not later than such 365th day shall extend the period for such Investment or other payment for up to an additional 180 days after the end of such 365-day period so long as MEMC or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within such 180 days (an “Acceptable Commitment”). In the event such Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith but after the end of the original 365-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination.

Pending the final application of any Net Proceeds, MEMC (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, MEMC will make an offer (an “Asset Sale Offer”) to all holders of notes, with a copy to the Trustee and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MEMC may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, subject to applicable DTC procedures, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by MEMC so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

MEMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, MEMC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing MEMC’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require MEMC to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on MEMC. In the event a Change of Control or Asset Sale occurs at a time when MEMC is prohibited from purchasing notes, MEMC could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If MEMC does not obtain a consent or repay those borrowings, MEMC will remain prohibited from purchasing notes. In that case, MEMC’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, MEMC’s ability to pay cash to the holders of notes upon a repurchase may be limited by MEMC’s then existing financial resources. See “Risk Factors—We may be unable to repurchase the notes upon a change of control or asset sale.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Special Interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of MEMC, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act selected by MEMC as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders-Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;” and

(7)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, MEMC’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained. MEMC will notify the Trustee and holders of the notes if the above covenants have been suspended or reinstated.

Restricted Payments

MEMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of MEMC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MEMC or any of its Restricted Subsidiaries) or to the direct or indirect holders of MEMC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of MEMC and other than dividends or distributions payable to MEMC or a Restricted Subsidiary of MEMC);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MEMC) any Equity Interests of MEMC;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of MEMC or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among MEMC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	MEMC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MEMC and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of MEMC for the period (taken as one accounting period) beginning January 1, 2011 and continuing to the end of MEMC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds received by MEMC since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of MEMC or from the issue or sale of convertible or exchangeable Disqualified Stock of MEMC or convertible or exchangeable debt securities of MEMC, in each case that have been converted into or exchanged for Qualifying Equity Interests of MEMC (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of MEMC); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of MEMC that is a Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)	to the extent that any Unrestricted Subsidiary of MEMC designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of MEMC’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(5)	100% of any dividends received in cash by MEMC or a Restricted Subsidiary of MEMC that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of MEMC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of MEMC for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of MEMC) of, Equity Interests of MEMC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to MEMC; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of MEMC to the holders of its Equity Interests on a pro rata basis;

(4)	the making of any indemnity or similar claims by MEMC or any of its Restricted Subsidiaries against escrow accounts consisting of Equity Interests of MEMC;

(5)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of MEMC or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(6)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MEMC or any Restricted Subsidiary of MEMC held by any current or former officer, director or employee of MEMC or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period;

(7)	the repurchase of Equity Interests deemed to occur upon or in connection with the exercise of stock options or the vesting of restricted stock or restricted stock units to the extent such Equity Interests represent a portion of the exercise price of those stock options or the tax withholding required in connection with the exercise of such stock option or the vesting of such restricted stock or restricted stock units;

(8)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of MEMC or any preferred stock of any Restricted Subsidiary of MEMC issued on or after the date of the indenture in accordance with the Leverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9)	payments of cash, dividends, distributions, advances or other Restricted Payments by MEMC or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; or

(10)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $75.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MEMC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of MEMC or, if the Fair Market Value of such assets or securities is less than $100 million, by an Authorized Officer of MEMC, in each case, whose resolution or certificate with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

MEMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and MEMC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that MEMC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of MEMC for which internal financial statements are available, would have been no greater than 2.75 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by MEMC and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of MEMC and its Restricted Subsidiaries thereunder) not to exceed $650.0 million;

(2)	the incurrence by MEMC and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by MEMC and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by MEMC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, construction financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of MEMC or any of its Restricted Subsidiaries or used by MEMC or any of its Restricted Subsidiaries for the purpose of developing and constructing solar energy systems, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $100.0 million at any time outstanding;

(5)	the incurrence by MEMC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this paragraph;

(6)	the incurrence by MEMC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MEMC and any of its Restricted Subsidiaries; provided, however, that:

(a)	if MEMC or any Guarantor is the obligor on such Indebtedness and the payee is not MEMC or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of MEMC, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MEMC or a Restricted Subsidiary of MEMC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MEMC or a Restricted Subsidiary of MEMC, will be deemed, in each case, to constitute an incurrence of such Indebtedness by MEMC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of MEMC’s Restricted Subsidiaries to MEMC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than MEMC or a Restricted Subsidiary of MEMC; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either MEMC or a Restricted Subsidiary of MEMC,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by MEMC or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by MEMC or any of the Guarantors of Indebtedness of MEMC or a Restricted Subsidiary of MEMC (other than a Project Subsidiary) to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the guarantee by any Project Subsidiary of Indebtedness of any other Project Subsidiary;

(11)	Permitted Project Undertakings of MEMC or any of its Restricted Subsidiaries;

(12)	the incurrence by MEMC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(13)	the incurrence by MEMC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14)	the incurrence of Non-Recourse Debt by any Project Subsidiary;

(15)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (15), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency); and

(16)	the incurrence by MEMC or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $100.0 million.

MEMC will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of MEMC or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of MEMC solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MEMC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that MEMC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

MEMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

MEMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to MEMC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to MEMC or any of its Restricted Subsidiaries;

(2)	make loans or advances to MEMC or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to MEMC or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole in the good faith judgment of MEMC, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole in the good faith judgment of MEMC, than those contained in the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by MEMC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole in the good faith judgment of MEMC, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of MEMC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)	agreements governing other Indebtedness permitted to be incurred under clauses (4), (15) or (16) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements.

Merger, Consolidation or Sale of Assets

MEMC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MEMC is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MEMC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) MEMC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than MEMC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than MEMC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of MEMC under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	MEMC or the Person formed by or surviving any such consolidation or merger (if other than MEMC), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Leverage Ratio lower than the actual Leverage Ratio for MEMC for such four-quarter period.

In addition, MEMC will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among MEMC and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of MEMC with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating MEMC in another jurisdiction.

Transactions with Affiliates

MEMC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MEMC (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to MEMC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MEMC or such Restricted Subsidiary with an unrelated Person; and

(2)	MEMC delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of MEMC set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of MEMC; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to MEMC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by MEMC or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among MEMC and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of MEMC) that is an Affiliate of MEMC solely because MEMC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of MEMC or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of MEMC to Affiliates of MEMC;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;” and

(7)	loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding.

Additional Note Guarantees

If MEMC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Project Subsidiary or an Excluded Subsidiary) after the date of the indenture, or any Project Subsidiary or Excluded Subsidiary that is a Domestic Subsidiary ceases to be a Project Subsidiary or an Excluded Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary or former Project Subsidiary or Excluded Subsidiary, as applicable, will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created or ceased to be a Project Subsidiary or Excluded Subsidiary, as applicable.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of MEMC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by MEMC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by MEMC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of MEMC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of MEMC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MEMC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” MEMC will be in default of such covenant. The Board of Directors of MEMC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of MEMC; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MEMC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Designation of Project Subsidiaries

An Authorized Officer of MEMC may designate any Restricted Subsidiary to be a Project Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as a Project Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by MEMC and its Restricted Subsidiaries that are not Project Subsidiaries in such Project Subsidiary will either (1) be deemed to be a Restricted Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or (2) be deemed to be a Permitted Investment made as of the time of the designation pursuant to one or more of the available clauses of the definition of Permitted Investments, if any (as MEMC may elect). That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of a Project Subsidiary. An Authorized Officer of MEMC may remove the designation of any Project Subsidiary as a Project Subsidiary if the removal of such designation would not cause a Default.

Any designation of a Restricted Subsidiary as a Project Subsidiary will be evidenced to the trustee by filing with the trustee an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Project Subsidiary would fail to meet the preceding requirements as a Project Subsidiary, it will immediately cease to be a Project Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MEMC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” MEMC will be in default of such covenant. An Authorized Officer of MEMC may remove the designation of any Project Subsidiary as a Project Subsidiary; provided that the removal of such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MEMC of any outstanding Indebtedness of such Project Subsidiary, and the removal of such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period, and (2) no Default or Event of Default would be in existence following the removal of such designation.

Payments for Consent

MEMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, MEMC will furnish to the trustee and the holders of notes or make available on its website to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if MEMC were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by MEMC’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if MEMC were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, MEMC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. MEMC will at all times comply with Section 314(a) of the Trust Indenture Act.

If, at any time, MEMC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, MEMC will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. MEMC will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept MEMC’s filings for any reason, MEMC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if MEMC were required to file those reports with the SEC.

If MEMC has designated any of it Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, in the aggregate, own 5% or more of the Total Assets of MEMC, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonable detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of MEMC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MEMC.

In addition, MEMC and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by MEMC or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by MEMC or any of its Restricted Subsidiaries for 60 days after receipt by MEMC of written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by MEMC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by MEMC or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more; provided that this clause (5) shall not apply to Non-Recourse Debt of any Project Subsidiary (except to the extent that MEMC or any of its Restricted Subsidiaries (other than Project Subsidiaries) becomes directly or indirectly liable for such Indebtedness);

(6)	failure by MEMC or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (excluding amounts reasonably expected to be covered by insurance), which judgments are not paid, discharged or stayed, for a period of 60 days after such judgment became final and nonappealable;

(7)	except as permitted by the indenture, any Note Guarantee is held in any final, nonappealable judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to MEMC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to MEMC, any Restricted Subsidiary of MEMC that is a Significant Subsidiary or any group of Restricted Subsidiaries of MEMC that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest and Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes, and all amounts payable to the trustee under the indenture have been paid.

In the case of any Event of Default occurring on or after April 1, 2014 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of MEMC with the intention of avoiding payment of the premium that MEMC would have had to pay if MEMC then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, then, upon acceleration of the Notes, an equivalent premium will also become and be immediately due and payable, to the extent permitted by law, anything in the indenture or in the notes to the contrary notwithstanding. If an Event of Default occurs prior to April 1, 2014 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of MEMC with the intention of avoiding the prohibition on redemption of the notes prior to such date, then upon acceleration of the notes, an Applicable Premium will also become and be immediately due and payable, to the extent permitted by law.

MEMC is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, MEMC is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of MEMC or any Guarantor, as such, will have any liability for any obligations of MEMC or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

MEMC may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	MEMC’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and MEMC’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, MEMC may, at its option and at any time, elect to have the obligations of MEMC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	MEMC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and MEMC must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, MEMC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) MEMC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, MEMC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which MEMC or any of the Guarantors is a party or by which MEMC or any of the Guarantors is bound;

(6)	MEMC must deliver to the trustee an officers’ certificate stating that the deposit was not made by MEMC with the intent of preferring the holders of notes over the other creditors of MEMC with the intent of defeating, hindering, delaying or defrauding any creditors of MEMC or others; and

(7)	MEMC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, MEMC, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of MEMC’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of MEMC’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9)	to evidence and provide for acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to MEMC, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and MEMC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MEMC or any Guarantor is a party or by which MEMC or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	MEMC or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	MEMC has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, MEMC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of MEMC or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise as provided in the Trust Indenture Act. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of the rights and powers vested in it by the indenture, to use the degree of care of a prudent man in the conduct of his own affairs in their exercise under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, Attention: Treasurer.

Book-Entry, Delivery and Form

The notes were initially offered and sold to qualified institutional buyers in reliance on Rule 144A and in offshore transactions in reliance on Regulation S. Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. MEMC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised MEMC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised MEMC that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, MEMC and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither MEMC, the trustee nor any agent of MEMC or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised MEMC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or MEMC. Neither MEMC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and MEMC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with any transfer restrictions applicable to the notes, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised MEMC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of MEMC, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies MEMC that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, MEMC fails to appoint a successor depositary;

(2)	MEMC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

MEMC will make payments in respect of the notes represented by the Global Notes, including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. MEMC will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. MEMC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised MEMC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at 2014 (such redemption price being set forth in the table appearing above under the caption

“—Optional Redemption”), plus (ii) all required interest payments due on the note through April 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50.0 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by MEMC or any of MEMC’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MEMC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders— Change of Control” and/or the provisions described above under the caption “—Certain Covenants— Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of MEMC’s Restricted Subsidiaries or the sale by MEMC or any of MEMC’s Restricted Subsidiaries of Equity Interests in any of MEMC’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among MEMC and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of MEMC to MEMC or to a Restricted Subsidiary of MEMC;

(4)	the sale, lease or other transfer of products, inventory, energy systems, Equity Interests in Solar Subsidiaries, Equity Interests in Project Subsidiaries, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of MEMC, no longer economically practicable to maintain or useful in the conduct of the business of MEMC and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by MEMC or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents; and

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Officer” of MEMC means the chief executive officer, chief financial officer, treasurer or secretary.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Euros and Japanese Yen;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MEMC and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of MEMC;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MEMC, measured by voting power rather than number of shares;

(4)	MEMC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, MEMC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of MEMC or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of MEMC outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)	the first day on which a majority of the members of the Board of Directors of MEMC are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4)	the amount of any restructuring charge or expense and unusual or non-recurring charges or expenses, to the extent that such charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries (excluding Non-Recourse Debt of Project Subsidiaries), plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries (excluding Non-Recourse Debt of Project Subsidiaries), plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	the net income (or loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-cash charges and expenses associated with equity-based compensation plans will be excluded; and

(6)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

For purposes of calculating Consolidated Net Income, (1) all direct sales transactions involving solar energy systems and related assets will be accounted for at the time of sale pursuant to Staff Accounting Bulletin No. 104 and without giving effect to any reserves required under real estate accounting and (2) all sale and leaseback transactions involving solar energy systems and related assets will be accounted for as sales transactions and without giving effect to any reserves required under real estate accounting, in each case, with the result that all deferred revenue and margin from such direct sales and sale and leaseback transactions will be recognized on the date of sale rather than over time.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of MEMC who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of December 23, 2009, by and among MEMC and Bank of America, N.A., PNC Bank, National Association, U.S. Bank, National Association and other lenders named therein and such other lending institutions as may become lenders from time to time, providing for up to $250.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require MEMC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that MEMC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that MEMC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of MEMC that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of MEMC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public sale either (1) of Equity Interests of MEMC by MEMC (other than Disqualified Stock and other than to a Subsidiary of MEMC) or (2) of Equity Interests of a direct or indirect parent entity of MEMC (other than to MEMC or a Subsidiary of MEMC) to the extent that the net proceeds therefrom are contributed to the common equity capital of MEMC.

“Excluded Subsidiary” means (1) any Immaterial Subsidiary and (2) any Solar Subsidiary; provided that all Solar Subsidiaries that are not Guarantors of the notes do not, in the aggregate, own more than 5% of the Total Assets of MEMC.

“Existing Indebtedness” means all Indebtedness of MEMC and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means, as of any date, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction on that date not involving distress or necessity of either party, determined in good faith by the Board of Directors of MEMC (unless otherwise provided in the indenture).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of MEMC (other than Disqualified Stock) or to MEMC or a Restricted Subsidiary of MEMC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of MEMC that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of MEMC that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of MEMC.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments (which in no event shall include surety bonds or letters of credit (or reimbursement agreements in respect thereof)) entered into in the ordinary course of business;

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, earnout obligations of MEMC or any of its Restricted Subsidiaries incurred or created in connection with acquisitions of Permitted Businesses permitted by the indenture shall not be considered to be Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MEMC or any Restricted Subsidiary of MEMC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of MEMC such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of MEMC, MEMC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of MEMC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by MEMC or any Restricted Subsidiary of MEMC of a Person that holds an Investment in a third Person will be deemed to be an Investment by MEMC or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Leverage Ratio” means, as of any date of determination (the “Calculation Date”) for any specified Person, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available. For purposes of calculating the Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (determined in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by MEMC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means:

(1)	in the case of an Unrestricted Subsidiary, Indebtedness as to which neither MEMC nor any of its Restricted Subsidiaries (a) provides direct credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor; and

(2)	in the case of a Project Subsidiary that is a Restricted Subsidiary, Indebtedness as to which neither MEMC nor any of its Restricted Subsidiaries that are not Project Subsidiaries (a) provides direct credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor.

For the avoidance of doubt, Indebtedness of a particular Project Subsidiary will not cease to be Non-Recourse Debt solely because MEMC or one or more Restricted Subsidiaries of MEMC that are not Project Subsidiaries have entered into Permitted Project Undertakings with respect to contractual obligations of such Project Subsidiaries so long as the contractual obligations that are the subject of such Permitted Project Undertakings do not constitute Indebtedness.

“Note Guarantee” means the Guarantee by each Guarantor of MEMC’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which MEMC and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in MEMC or in a Restricted Subsidiary of MEMC;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by MEMC or any Restricted Subsidiary of MEMC in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of MEMC; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MEMC or a Restricted Subsidiary of MEMC;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of MEMC;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of MEMC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or other debtor; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of MEMC or any Restricted Subsidiary of MEMC in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of MEMC that is not a Restricted Subsidiary of MEMC;

(11)

any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture;

provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by MEMC or any Restricted Subsidiary of MEMC of another Person, including by way of a merger, amalgamation or consolidation with or into MEMC or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Investments in Project Subsidiaries made after the date of the indenture having an aggregate Fair Market Value (measured on the date each such Investment was made or the date on which such Project Subsidiary was designated as a Project Subsidiary, as applicable, and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed 15.0% of the Total Assets of MEMC as of the date of the most recent such Investment or designation; it being understood that any particular Investment in any particular Project Subsidiary will no longer be considered to be outstanding for purposes of this clause (13) to the extent (i.e., on a dollar for dollar basis) that MEMC and its Restricted Subsidiaries that are not Project Subsidiaries have received a cash return from the sale or lease of their interest in such Project Subsidiary or by way of a dividend or other distribution from such Project Subsidiary in respect of that Investment;

(14)	Investments in Persons engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $125.0 million; provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary that is not a Project Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14); and

(15)	other Investments in any Person other than an Affiliate of MEMC that is not a Subsidiary of MEMC having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed $75.0 million, provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary that is not a Project Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15).

“Permitted Liens” means:

(1)	Liens on assets of MEMC or any of its Restricted Subsidiaries (other than Project Subsidiaries) securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) or clause (15) of the definition of Permitted Debt and/or securing Hedging Obligations or Obligations with regard to Treasury Management Arrangements;

(2)	Liens to secure Indebtedness permitted by the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that, after giving pro forma effect to the incurrence of such secured Indebtedness and to the use of proceeds therefrom, the Secured Leverage Ratio of MEMC as of such date of incurrence would have been no greater than 1.0 to 1;

(3)	Liens in favor of MEMC or the Guarantors;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by MEMC or any Subsidiary of MEMC; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens (a) in favor of MEMC or any of the Guarantors and (b) incurred by Project Subsidiaries in favor of any other Project Subsidiary;

(6)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens on assets or Equity Interests of one or more Project Subsidiaries securing Non-Recourse Debt and related Obligations of one or more Project Subsidiaries;

(9)	Liens existing on the date of the indenture;

(10)	Liens on assets or Equity Interests of one or more Foreign Subsidiaries securing Indebtedness and related Obligations of one or more Foreign Subsidiaries;

(11)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ and construction Liens, in each case, incurred in the ordinary course of business;

(13)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(14)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(15)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(17)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(18)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(19)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(20)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)	grants of software and other technology licenses in the ordinary course of business;

(22)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(23)	Liens on assets of MEMC or any Restricted Subsidiary of MEMC with respect to obligations that do not exceed $50.0 million at any one time outstanding (excluding Liens referred to in clauses (1)-(22) of this definition).

“Permitted Project Undertakings” means guarantees of contractual obligations of Restricted Subsidiaries entered into by MEMC or any of its Restricted Subsidiaries in the ordinary course of business with respect to contractual obligations that do not constitute Indebtedness of such Restricted Subsidiaries, including without limitation contractual obligations under energy purchase contracts, tax indemnities, operation and maintenance agreements and other ordinary course contracts entered into in connection with solar energy systems.

“Permitted Refinancing Indebtedness” means any Indebtedness of MEMC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of MEMC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by MEMC or by the Restricted Subsidiary of MEMC that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(2)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that MEMC reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Project Subsidiary” means any Solar Subsidiary of MEMC and any other Restricted Subsidiary of MEMC that was created for the purpose of constructing solar energy systems, in each case that is designated by an Authorized Officer of MEMC as a Project Subsidiary, but only to the extent that and for so long as such Subsidiary is not and does not become an obligor on any Indebtedness other than (a) intercompany Indebtedness to the extent permitted hereunder and (b) Non-Recourse Debt.

“Qualifying Equity Interests” means Equity Interests of MEMC other than (1) Disqualified Stock; (2) Equity Interests that were used to support an incurrence of Contribution Indebtedness and (3) Equity Interests sold in an Equity Offering prior to the third anniversary of the date of the indenture that are eligible to be used to support an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Secured Indebtedness” means, with respect to any Person as of any date of determination, all Consolidated Indebtedness of such Person that is secured by a Lien on property or assets of such Person or any of its Restricted Subsidiaries plus, without duplication, all Capital Lease Obligations of such Person and its Restricted Subsidiaries.

“Secured Leverage Ratio” means, as of any date of determination (the “Calculation Date”) for any specified Person, the ratio of (a) the Secured Indebtedness of such Person as of such date to (b) the Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available. For purposes of calculating the Leverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation

Date, or that are to be made on the Calculation Date, will be given pro forma effect (determined in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Solar Subsidiary” means any Subsidiary of MEMC that (a) has been formed for the purpose of developing, constructing, financing or operating one or more solar installations with respect to one or more solar installation projects and (b) has no Subsidiaries (other than one or more Project Subsidiaries or other Subsidiaries formed for the purpose of developing, constructing, financing or operating solar installations) and owns no material assets other than those assets necessary for the development, construction or operation of the solar installation projects for which it was formed.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2014; provided, however, that if the period from the redemption date to April 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of MEMC that is designated by the Board of Directors of MEMC as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with MEMC or any Restricted Subsidiary of MEMC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MEMC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MEMC;

(3)	is a Person with respect to which neither MEMC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MEMC or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences to a holder that acquired original notes in their original issuance for cash at the initial offering price relating to (i) the exchange of the original notes for the exchange notes pursuant to the exchange offer and (ii) the purchase, ownership and disposition of the exchange notes as of the date hereof. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or residents of the U.S., partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the IRS all as in effect on the date hereof and, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion. Furthermore, there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of an exchange note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an exchange note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This discussion does not address the tax consequences arising under any state, local or foreign law. Furthermore, this discussion does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to certain U.S. federal estate tax consequences to non-U.S. holders).

Investors should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Treatment of the Notes

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of Notes—Optional Redemption,” and “Description of Notes—Repurchase at the Option of Holders—Change of Control.” Our obligation to pay such excess amounts may cause the IRS to take the position that the notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the notes may be different from the consequences described herein. Notwithstanding this possibility, we do not believe that the notes are contingent payment debt instruments, and consequently, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Exchange Offer

The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the exchange notes received by a U.S. holder will be treated as a continuation of the original notes in the hands of such U.S. holder. Accordingly, the exchanging U.S. holder will have the same tax basis, holding period and interest income in respect of the exchange notes as such holder would have had in the original notes surrendered in the exchange.

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with the U.S. holder’s regular method of tax accounting.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss on the sale, redemption, exchange or other taxable disposition of an exchange note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than redemption proceeds attributable to accrued interest) and the holder’s adjusted tax basis in the exchange note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the exchange note. In general, a U.S. holder’s adjusted tax basis in a note will equal the amount paid for the note increased by any original issue discount included in income and decreased by the amount of any payments other than qualified stated interest payments received with respect to the note. The portion of any redemption proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of the exchange note will be capital gain or loss and will be long-term capital gain or loss if the holder held the exchange note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitation.

Medicare Tax

For taxable years beginning after December 31, 2012, recently enacted legislation generally will impose a 3.8% Medicare tax on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of an exchange note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the exchange notes.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the exchange notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable U.S. information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Exchange Offer

The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the exchange notes received by a non-U.S. holder will be treated as a continuation of the original notes in the hands of such non-U.S. holder. Accordingly, the exchanging non-U.S. holder will have the same tax basis, holding period and interest income in respect of the exchange notes as such holder would have had in the original notes surrendered in the exchange.

Payments of Interest

Interest paid on an exchange note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding of such tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S.) and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) provides an appropriate IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-U.S. status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to withholding of 30% U.S. federal withholding tax unless such holder provides us with the appropriate, properly executed, IRS Form W-8 claiming an exemption from (or reduction of) withholding under the benefit of a treaty.

If interest on an exchange note is effectively connected with a U.S. trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S., the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI or suitable substitute form) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of the Exchange Notes

Generally, any gain recognized by a non-U.S. holder on the disposition of an exchange note (other than amounts attributable to accrued and unpaid interest, which are described under “Payments of Interest” above) will not be subject to U.S. federal income tax and withholding, unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the U.S. by the non-U.S. holder); or

•

the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year of that disposition, and certain other conditions are met or the non-U.S. holder is subject to Code provisions applicable to certain U.S. expatriates.

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the exchange notes.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

U.S. Estate Tax

Exchange notes held, or treated as held, by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be included in the decedent’s gross estate for U.S. federal estate tax purposes, provided that, at the time of death, the non-U.S. holder does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such exchange notes would not have been effectively connected with the conduct of a trade or business within the U.S. by such non-U.S. holder.

THE U.S. FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER OR THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

The exchange offer is not being made to, nor will we accept surrenders of original notes for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of MEMC within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the original notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held original notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of original notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the original notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

Bryan Cave LLP will pass upon the validity of the exchange notes offered hereby and the related guarantees.

EXPERTS

The consolidated financial statements of MEMC Electronic Materials, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2010 consolidated financial statements dated February 22, 2011, except as it relates to the condensed consolidating financial information disclosed in Note 24 and the subsequent events disclosed in Note 25, as to which the date is August 9, 2011 refers to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (included in FASB Accounting Standards Codification (ASC) Topic 810, Consolidation, as of January 1, 2010, the adoption of FASB Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB Accounting Standards Codification (ASC) Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009 and FASB No. 141(R), Business Combinations (included in ASC Topic 805, Business Combinations), as of January 1, 2009.